Exhibit 2.3
(EXECUTION VERSION)
STOCK PURCHASE AGREEMENT
by and among
AQUA UTILITIES, INC.,
AQUA NEW YORK, INC.,
and
AMERICAN WATER WORKS COMPANY, INC.,
Dated as of July 8, 2011

- i -

- ii -

EXHIBITS

Exhibit A	December 31, 2010 Shareholder’s Equity
Exhibit B	Capital Expenditure Plan
DISCLOSURE SCHEDULE SECTIONS

1.1	Permitted Liens
2.5(a)(ix)	Required Consents
3.1(c)	Non-Contravention — Seller
3.1(d)	Governmental Consents — Seller
3.1(f)	Brokers — Seller
3.2(c)	Non-Contravention — Company and Subsidiaries
3.2(d)	Capitalization
3.2(f)	Governmental Consents — Company and Subsidiaries
3.2(h)	Change in Condition
3.2(j)	Tax Matters
3.2(k)(i)	Real Property
3.2(k)(ii)	Condemnation
3.2(k)(iv)	Utilities
3.2(k)(vi)	Condition and Sufficiency
3.2(l)(i)	Intellectual Property
3.2(l)(ii)	Software Utilized
3.2(m)	Contracts
3.2(n)	Litigation
3.2(o)	Employees; Employment Matters
3.2(p)(i)	Employee Benefit Plans
3.2(p)(ii)	Exceptions to Employee Benefit Plans
3.2(q)(i)	Permits and Approvals
3.2(q)(ii)	Drinking Water
3.2(r)(i)	Public Utility Jurisdictions
3.2(r)(ii)	PUC Filings
3.2(t)	Affiliate Transactions
3.2(u)	Environmental
3.2(v)	Insurance
4.1(d)	Governmental Consents — Buyer
5.2	Conduct of Business
5.5(d)(i)	Collective Bargaining Agreements
5.6	Support Obligations
5.8(a)	Terminated Contracts

- iii -

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 8, 2011 (the “Effective Date”), by and among (i) American Water Works Company, Inc., a Delaware corporation (the “Buyer”), (ii) Aqua New York, Inc., a New York corporation (the “Company”), and (iii) Aqua Utilities, Inc., a Texas corporation (the “Seller”). The Buyer, the Company, and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A. The Company and the Subsidiaries (as defined below) are public utilities in the business of: (i) storing, supplying, distributing, and selling potable and irrigation water to the public, (ii) wholesale water transmission, (iii) wastewater treatment, and (iv) related services and activities in their respective franchised territories in the State of New York (collectively, the “Business”).
B. The Seller owns 100% of the issued and outstanding capital stock of the Company.
C. The Company owns 100% of the issued and outstanding capital stock of both New York Water Service Corporation, a New York corporation (“NYWSC”), and Aqua New York of Sea Cliff, Inc., a New York corporation (“Sea Cliff” and, together with NYWSC, the “Subsidiaries”).
D. The Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding stock of the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and the mutual premises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION
1.1 Definitions.
The following capitalized terms when used herein (and in the Exhibits and Schedules hereto) shall have the meanings specified in this Section.
“APBO” has the meaning set forth in Section 5.5(e)(iv)(A).
“Actual Balance Sheet Adjustment” has the meaning set forth in Section 2.3(a).
“Affiliate” means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities having the right to elect a majority of such Person’s board of directors or similar governing body or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocable VEBA Assets” has the meaning set forth in Section 5.5(e)(iv)(A).
“Ancillary Agreements” has the meaning set forth in Section 3.1(b).
“Applicable Employees” has the meaning set forth in Section 5.5(a).
“Aqua Retiree Medical Plan” has the meaning set forth in Section 5.5(e)(iv)(B).
“Aqua Retirement Plan” has the meaning set forth in Section 5.5(e)(i).
“Aqua 401(k) Plan” has the meaning set forth in Section 5.5(e)(iii).
“Arbitrator” has the meaning set forth in Section 2.3(c).
“Audited Financial Statements” has the meaning set forth in Section 3.2(g)(i).
“Balance Sheet Adjustment” means the sum (positive or negative) of (i) the Closing Date Shareholder’s Equity minus (ii) the December 31, 2010 Shareholder’s Equity.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.1(b).
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Day” means any day that is not a Saturday, a Sunday, public holiday or other day on which banking institutions located in the State of Delaware are required or authorized by Law or other governmental action to be closed.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.
“Buyer Plans” has the meaning set forth in Section 5.5(d)(iii).
“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and any successor law thereto.
“CERCLIS” has the meaning set forth in Section 3.2(u)(xi).
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and of any similar state Law.
“Casualty Event” has the meaning set forth in Section 5.12.
“Claim Notice” has the meaning set forth in Section 9.3.
“Closing” has the meaning set forth in Section 2.4.
“Closing Adjustment” means the sum (positive or negative) of the Actual Balance Sheet Adjustment minus the Estimated Balance Sheet Adjustment.

“Closing Certificate” has the meaning set forth in Section 2.2(b).
“Closing Conditions” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Date Shareholder’s Equity” means the consolidated shareholder’s equity of the Company and the Subsidiaries as of the Closing Date as set forth on a consolidated balance sheet of the Company and the Subsidiaries as of the Closing prepared in accordance with GAAP, applied in a manner consistent with the Interim Financial Statements, calculated in a manner consistent with the calculation of the December 31, 2010 Shareholder’s Equity as determined in accordance with Exhibit A, and reflecting the actions required pursuant to Section 5.7.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Intellectual Property” has the meaning set forth in Section 3.2(l)(i).
“Condemnation Proceeding” has the meaning set forth in Section 5.16(a).
“Consumers Retiree Welfare Plan” has the meaning set forth in Section 5.5(e)(iv)(C).
“Consumers VEBA” has the meaning set forth in Section 5.5(e)(iv)(A).
“Continuing Support Obligation” has the meaning set forth in Section 5.6(d).
“Contract” means any written contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets are bound.
“Controlling Party” has the meaning set forth in Section 9.5(a).
“DOJ” has the meaning set forth in Section 5.1(b).
“Data” means the data relating to the Business as currently stored in an electronic format on computer servers operated by the Seller, including financial, employee, customer payment and billing information, customer service records, and maintenance records.
“December 31, 2010 Shareholder’s Equity” means $42,171,000, which is the adjusted consolidated shareholder’s equity of the Company and the Subsidiaries as of December 31, 2010 as determined in accordance with Exhibit A.
“Disclosure Schedule” means the schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein.
“Disclosure Schedule Supplement” has the meaning set forth in Section 5.17
“EDPL” has the meaning set forth in Section 5.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any business entity that (a) is included in a controlled group of entities within which the Company or any of the Subsidiaries is also included, as provided in Section 414(b) of the Code; (b) is a trade or business under common control with the Company or any of the Subsidiaries, as provided in Section 414(c) of the Code; (c) constitutes a member of an affiliated service group within which the Company or any of the Subsidiaries is also included, as provided in Section 414(m) of the Code; or (d) pursuant to written notice from the IRS, is required to be aggregated with the Company or any of the Subsidiaries pursuant to regulations issued under Section 414(o) of the Code.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Environmental Laws” means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to CERCLA, the Clean Water Act (33 U.S.C. § 1251, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. § 2701, et seq.) such as has been or may be interpreted or amended as of the Closing Date and the regulations promulgated pursuant thereto and in effect as of the Closing Date.
“Estimated Balance Sheet Adjustment” has the meaning set forth in Section 2.2(b).
“Estimated Payment” has the meaning set forth in Section 2.2(c).
“FTC” has the meaning set forth in Section 5.1(b).
“Final Order” means an action or decision of a Governmental Authority as to which, (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by applicable Laws has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed, (iii) the Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“Financial Statements” has the meaning set forth in Section 3.2(g)(i).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, regulatory authority or instrumentality of any such government or political subdivision, or any federal, state or local court or arbitrator, including any PUC.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material” means any pollutants, contaminants or hazardous or regulated substances (as such terms are defined under CERCLA or corresponding state Law), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes, special wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act or corresponding provision of state Law), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any federal, state or local Law, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or animals.
“IRS” means the Internal Revenue Service.
“Indebtedness” means, with respect to any Person, all outstanding obligations of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) in the nature of guarantees of obligations of the types described in clauses (a) or (b) above of any other Person.
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Intellectual Property” means any and all of the following in the United States and outside of the United States: (a) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, other indicia of source of origin, and all applications to register the same; (b) all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto, and rights related thereto; and (c) all registered and unregistered copyrights and all applications to register the same.
“Intercompany Debt” means all payables, receivables and Indebtedness between the Company or any of the Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand.
“Interim Financial Statements” has the meaning set forth in Section 3.2(g)(i).
“Knowledge of the Company”, “the Company’s Knowledge” or words of similar import means the actual knowledge of the following persons, after reasonable inquiry: (1) Nicholas DeBenedictis, Chairman; (2) Karl Kyriss, Chief Executive Officer; (3) Matthew Snyder, President and Chief Operating Officer; (4) Roy H. Stahl, Vice President and Assistant Secretary; (5) David P. Smeltzer, Vice President, Finance; (6) Diana MoyKelly, Treasurer; (7) Thomas J. Huber, Controller; (8) Leon Chain, Regional Controller; (9) Robert A. Rubin, Assistant Treasurer; (10) Maria Gordiany, Secretary; (11) Christopher P. Luning, Assistant Secretary; (12) Joseph F. Trotta, Laboratory Director; (13) Linda Ellison, Cross Connection, Safety, AMR Director; and (14) Michael Kane, Division Manager, or such other persons who succeed any of the foregoing persons in such positions and other persons who performs the customary roles and functions indicated by such titles.
“Latest Balance Sheet” has the meaning set forth in Section 3.2(g)(i).
“Latest Balance Sheet Date” has the meaning set forth in Section 3.2(g)(i).
“Law” means any federal, state or local statute, law, regulation, code, ordinance, executive order, judgment, order, decree, stipulation, injunction, administrative order, common law doctrine or other regulation or rule of any Governmental Authority.
“Lease” or “Leases” has the meaning set forth in Section 3.2(k)(i).
“Leased Real Property” has the meaning set forth in Section 3.2(k)(i).

“Legal Proceeding” means any litigation, action, arbitration, suit, hearing, claim or other similar proceeding, before or by any Governmental Authority.
“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).
“Lien” means, whether arising by statute or otherwise, any mortgage, charge, pledge, security interest, lien, prior assignment, option, warrant, lease, sublease, right to possession, claim or other encumbrance, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any property; provided that the term “Lien” shall not include restrictions on transfers of securities imposed by applicable state and federal Law.
“Losses” means all losses, damages, assessments, judgments, awards, fines, penalties, Taxes, interest, costs and expenses (including actual, reasonable out-of-pocket third party costs, fees and expenses of legal counsel and reasonable out-of-pocket third party costs, fees and expenses of investigation).
“Material Adverse Effect” means any circumstance, occurrence, change or effect that is materially adverse to (i) the Business, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include any change or effect that is or results from any of the following: (a) changes in Law or interpretations thereof, or regulatory policy or interpretation, by any Governmental Authority, (b) changes in GAAP, (c) changes in general economic conditions, and events or conditions generally affecting the industries in which the Company and the Subsidiaries operate, or (d) national or international hostilities, acts of terror or acts of war, in the case of clauses (a) and (c), which do not have a materially disproportionate effect on the Company or any of the Subsidiaries; or (ii) the ability of the Seller or the Company to timely consummate the transactions contemplated hereby or to perform their respective obligations under this Agreement and the Ancillary Agreements.
“Material Contract” has the meaning set forth in Section 3.2(m).
“Most Recent Fiscal Year End” has the meaning set forth in Section 3.2(g)(i).
“Multiemployer Plan” has the meaning set forth in Section 3.2(p)(ii)(G).
“NYSPSC” means the New York State Public Services Commission, a regulatory agency of the state of New York which, among other things, regulates rates, service, and certificates of public convenience and necessity that are issued and regulated by the NYSPSC to entities that own and/or operate water systems.
“NYWSC” has the meaning set forth in the recitals to this Agreement.
“NYWSC Non-Represented Employees” has the meaning set forth in Section 5.5(e)(iv)(B).
“NYWSC Pension Plan” has the meaning set forth in Section 5.5(e)(i).
“NYWSC Post-2006 Non-Represented Retirees” has the meaning set forth in Section 5.5(e)(iv)(B).
“NYWSC Retiree Welfare Plan” has the meaning set forth in Section 5.5(e)(iv)(A).

“NYWSC VEBA” has the meaning set forth in Section 5.5(e)(iv)(A).
“Non-Controlling Party” has the meaning set forth in Section 9.5(a).
“Non-Disclosure Agreement” has the meaning set forth in Section 5.3.
“Notice” has the meaning set forth in Section 2.3(b).
“Notice Period” has the meaning set forth in Section 2.3(b).
“Ohio Purchase Agreement” means the Stock Purchase Agreement by and among the Buyer, Ohio-American Water Company (a wholly-owned subsidiary of the Buyer), and Aqua Ohio, Inc. (a wholly-owned subsidiary of the Seller), dated of even date herewith, relating to the sale of all of the outstanding shares of capital stock of Ohio-American Water Company by the Buyer to Aqua Ohio, Inc.
“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Authority, or by any arbitrator, each of which possesses competent jurisdiction.
“Ordinary Course of Business” means, with respect to the Company or any of the Subsidiaries, an action that is in the ordinary course of normal day-to-day operations of the Company or such Subsidiary, as applicable, consistent in nature, scope and magnitude with the past custom and practice of the Company or such Subsidiary in the operation of their respective Businesses.
“Outside Date” has the meaning set forth in Section 8.1(a).
“Owned Real Property” has the meaning set forth in Section 3.2(k)(i).
“PCBs” has the meaning set forth in Section 3.2(u)(x).
“PUC” means any state public utility commission, state public service commission, or similar state regulatory body.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Pension Plan” has the meaning set forth in Section 3.2(p)(ii)(H).
“Permits” has the meaning set forth in Section 3.2(q)(i).
“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith and by appropriate proceedings, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property that do not materially impair the continued use of such property in the Business in the manner in which it is currently used, (c) Liens to secure obligations owed to landlords, lessors or renters under leases or rental agreements for the occupancy or use of real or personal property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations, (e) Liens in favor of carriers, warehousemen, mechanics and materialmen, Liens to secure claims for labor, material or supplies and other similar Liens incurred in the Ordinary Course of Business or being contested in good faith and by appropriate Legal Proceedings and for which reserves have been established on the consolidated financial statements of the Company and the Subsidiaries in accordance with GAAP, (f) Liens to secure Indebtedness that will be repaid and released or discharged at the Closing, (g) Intellectual Property licenses, and (h) Liens set forth in Section 1.1 of the Disclosure Schedule.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company, unincorporated association, joint venture, joint stock company, Governmental Authority or other entity.
“Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (ii) any other plan, fund, policy, program, arrangement or scheme, qualified or nonqualified that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, stock-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, retention, fringe benefit or incentives; in the case of (i) or (ii), which pertains to any employee, former employee, director, or officer of the Company or any of the Subsidiaries and (a) to which the Company or any of the Subsidiaries are or have been parties or sponsoring, participating or contributing employers or by which they are or have been bound as of the Effective Date, or (b) to which the Company or any of the Subsidiaries may otherwise have any Liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by the Company or any of the Subsidiaries).
“Pre-Closing Period” has the meaning set forth in Section 5.2.
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date or which relate to an event or transaction occurring on or before the Closing Date and, for any taxable period that includes (but does not end on) the Closing Date, the portion thereof occurring up to and through the end of the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.1.
“Release” has the same meaning as defined in CERCLA at 42 U.S.C. § 9601(22).
“Remedial Action” means all action to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Material; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigation or monitoring necessary or required to investigate the foregoing.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, affiliates, partners, members, stockholders, financial or other advisors, attorneys, accountants and financing sources.
“Resolution Period” has the meaning set forth in Section 2.3(b).
“Restricted Parties” has the meaning set forth in Section 5.11.
“Sea Cliff” has the meaning set forth in the recitals to this Agreement.
“Sea Cliff Employees” has the meaning set forth in Section 5.5(e)(iv)(C).

“Sea Cliff Retirees” has the meaning set forth in Section 5.5(e)(iv)(C).
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Designee” has the meaning set forth in Section 5.3(b).
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Seller Marks” has the meaning set forth in Section 5.4.
“Seller’s Tax Representative” has the meaning set forth in Section 7.1(c)(i).
“Stock” means all of the issued and outstanding shares of capital stock of the Company owned by the Seller.
“Straddle Period” has the meaning set forth in Section 7.1(a).
“Subsidiaries” has the meaning set forth in the recitals to this Agreement.
“Support Obligations” has the meaning set forth in Section 5.6(a).
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, penalties and additions to tax with respect to any of the foregoing.
“Tax Benefit” means any refund of, credit for or reduction in, any Tax.
“Tax Matter” has the meaning set forth in Section 7.1(c)(i).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Contracts” has the meaning set forth in Section 5.8(a).
“Third Party Claim” has the meaning set forth in Section 9.5(a).
“Transfer Taxes” has the meaning set forth in Section 7.1(e).
“Transition Services Agreement” has the meaning set forth in Section 5.8(b).
“WARN Act” has the meaning set forth in Section 3.2(o)(iii).

1.2 Rules of Interpretation.
The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto, are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All amounts payable hereunder and set forth in this Agreement are expressed in U.S. dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to U.S. dollars. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
ARTICLE II
PURCHASE AND SALE
2.1 Purchase and Sale. Subject to the provisions of this Agreement, on the Closing Date, the Buyer will purchase, and the Seller will sell, transfer and assign to the Buyer, free and clear of any and all Liens, the Stock, which constitutes 100% of the issued and outstanding capital stock of the Company. As consideration for the purchase of the Stock at the Closing, subject to the provisions of this Agreement and the adjustments and payments set forth in Section 2.2 and Section 2.3, the Buyer shall pay the Seller the aggregate amount of $42,171,000 (the “Purchase Price”).
2.2 Payments at the Closing.
(a) Subject to adjustment pursuant to this Section 2.2 and Section 2.3, at the Closing, the Buyer shall pay the Estimated Payment payable to the Seller (i) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller or (ii) if wire transfer instructions are not provided at least two (2) Business Days prior to the Closing, by check payable in immediately available funds.
(b) Not less than four (4) Business Days prior to the Closing Date, the Seller shall provide the Buyer with a certificate (the “Closing Certificate”) containing a good faith estimate of the Balance Sheet Adjustment as of the Closing Date (the “Estimated Balance Sheet Adjustment”).
(c) The “Estimated Payment” shall be the dollar amount calculated as follows:
(i) the Purchase Price;
(ii) plus or minus the Estimated Balance Sheet Adjustment.

2.3 Post-Closing Adjustments.
(a) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller the Balance Sheet Adjustment as of the Closing Date (the “Actual Balance Sheet Adjustment”).
(b) If the Seller has any objections to the Actual Balance Sheet Adjustment as prepared by the Buyer, the Seller shall, within thirty (30) Business Days after the Seller’s receipt thereof (the “Notice Period”), give written notice (the “Notice”) to the Buyer specifying in reasonable detail such objections and the basis therefore, and calculations which the Seller has determined in good faith are necessary to eliminate such objections. If the Seller does not deliver the Notice within the Notice Period, the Buyer’s determination of the Actual Balance Sheet Adjustment shall be final, binding and conclusive on the Seller and the Buyer. If the Seller provides a Notice within the Notice Period, the Seller and the Buyer shall negotiate in good faith during the fifteen (15) Business Day period (the “Resolution Period”) after the date of the Buyer’s receipt of the Notice to resolve any disputes regarding the Actual Balance Sheet Adjustment.
(c) If the Seller and the Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to Asher & Company, Ltd. (the “Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Arbitrator shall act as an independent arbitrator to determine, based solely on the presentations by the Seller and the Buyer and not by independent review, only those issues that remain in dispute. Upon final resolution of all disputed items, the Arbitrator shall issue a report showing its final calculation of such disputed items. The determination of the Arbitrator shall be final, binding and conclusive on the Seller and the Buyer, and the fees and expenses of the Arbitrator shall be borne 50% by the Seller and 50% by the Buyer. In connection with the resolution of any dispute, each party (the Seller on one hand and the Buyer on the other) shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding the Actual Balance Sheet Adjustment shall be resolved as set forth in this Section 2.3.
(d) Within ten (10) Business Days of the final determination of the Actual Balance Sheet Adjustment in accordance with this Section 2.3, the resulting Closing Adjustment shall be paid in immediately available funds. If the Closing Adjustment is a positive number, the Closing Adjustment shall be paid by the Buyer to the Seller. If the Closing Adjustment is a negative number, the Closing Adjustment shall be paid by the Seller to the Buyer. Any Closing Adjustment shall be an adjustment to the Purchase Price.
2.4 The Closing. The closing of the purchase and sale of the Stock contemplated hereby (the “Closing”) will take place commencing at 10:00 a.m. local time as promptly as practicable following, but not later than the third (3rd) Business Day following, the satisfaction or waiver of the conditions to the Closing set forth in Section 6.1, Section 6.2 and Section 6.3 (the “Closing Conditions”), at the offices of Reed Smith LLP, 2500 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 (or at such other time or place as the Parties may agree). The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Subject to the provisions of Article VIII, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.4 shall not result in termination of this Agreement and shall not relieve any Party to this Agreement of any obligation hereunder.

2.5 Closing Deliveries.
(a) At the Closing, the Seller and the Company, as applicable, will deliver or cause to be delivered to the Buyer the following items:
(i) original certificates evidencing all of the Stock, together with stock powers and assignments with respect thereto separate from such certificates signed by the Seller in a form reasonably satisfactory to the Buyer;
(ii) a certificate signed by an officer of the Company and the Seller, as applicable, to the effect that each of the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied in all respects;
(iii) a certificate of the Seller certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;
(iv) resignations effective as of the Closing of the officers and directors of the Company and each of the Subsidiaries identified by the Buyer to the Seller in writing no less than ten (10) Business Days prior to the Closing;
(v) copies of the certificates of good standing of the Seller, the Company and each of the Subsidiaries issued on or within ten (10) days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Party’s organization;
(vi) copies of the certificates of incorporation (or formation) of the Seller, the Company and each of the Subsidiaries certified on or within ten (10) days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Party’s incorporation (or formation);
(vii) a certificate of the secretary or an assistant secretary of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, including: (i) the resolutions of the board of directors or other authorizing body of the Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) an incumbency certificate and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement;
(viii) a certificate of the secretary or an assistant secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, including: (i) a representation that there have been no amendments to the certificate of incorporation (or formation) of the Company since the date such document was obtained pursuant to clause (vi) above; (ii) the bylaws (or other governing documents) of the Company; and (iii) any resolutions of the board of directors or other authorizing body of the Company relating to this Agreement and the transactions contemplated hereby; and
(ix) copies of the consents set forth on Section 2.5(a)(ix) of the Disclosure Schedule.

(b) At the Closing, the Buyer will deliver or cause to be delivered to the Seller or other designated Person the following items:
(i) to the Seller, cash by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing at least two (2) Business Days prior to the Closing, in an amount equal to the Estimated Payment;
(ii) a certificate of the secretary or an assistant secretary of the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, including: (i) the resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) an incumbency certificate and signatures of the officers of the Buyer executing this Agreement or any other agreement contemplated by this Agreement; and
(iii) a certificate signed by an officer of the Buyer to the effect that each of the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied in all respects.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANY AND THE SUBSIDIARIES
3.1 Representations and Warranties Concerning the Seller. As an inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:
(a) Ownership. The Seller is the record owner of the Stock. The Seller has good and valid title to the Stock, free and clear of any Liens (other than Permitted Liens).
(b) Organization and Authorization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has the full right, capacity, power and authority to execute and deliver this Agreement and all other agreements, documents and instruments relating hereto (the “Ancillary Agreements”) entered into by the Seller, and to perform the Seller’s obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements, as applicable, to which the Seller is a party have been or will be duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes or will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Legal Proceeding therefor may be brought (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exceptions”).
(c) Non-Contravention. Except as set forth in Section 3.1(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, and the consummation of the transactions contemplated hereby or thereby, do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien, other than Permitted Liens, upon the Stock or any other assets of the Seller, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person, under (i) the provisions of the Seller’s organizational documents, (ii) any Contract to which the Seller is a party, or (iii) or any Law applicable to the Seller, except, in the case of clauses (ii) and (iii), to the extent such conflict, breach, default, violation, Lien or requirement would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Governmental Consents. Except for (i) filings required by the HSR Act, (ii) the required approvals, consents, authorizations, permits, filings or notifications of any Governmental Authority set forth in Section 3.1(d) of the Disclosure Schedule, or (iii) where the failure to obtain such approvals, consents, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Seller to consummate the Closing hereunder in accordance with this Agreement or to perform its obligations under this Agreement and the Ancillary Agreements, no approval, consent, authorization or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Seller is required for or in connection with the authorization, execution, delivery and performance by the Seller of its obligations under this Agreement and the Ancillary Agreements.
(e) Litigation. There is no Legal Proceeding pending or, to the knowledge of the Seller, threatened against the Seller which (i) if determined adversely would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Seller to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (ii) seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.
(f) Brokers. Except as set forth in Section 3.1(f) of the Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Buyer, the Company or any of the Subsidiaries could become liable or otherwise obligated.
3.2 Representations and Warranties Concerning the Company and the Subsidiaries. As an inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Company, jointly and severally, represent and warrant to the Buyer as follows:
(a) Organization, Qualification and Authority. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company and each Subsidiary has all requisite corporate power and authority to carry on the Business as presently conducted and to own and use its properties, except as would not have, individually or in the aggregate, a Material Adverse Effect. True and correct copies of each of the Company’s and the Subsidiaries’ organizational documents, in each case as amended to date, have been provided to the Buyer. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) of the Company and each Subsidiary are correct and complete in all material respects. None of the Company or any of the Subsidiaries is in default under, or in violation of, any material provision of its organizational documents. The Company and each Subsidiary is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of the Business or its respective ownership of property requires it to be so qualified, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.
(b) Authorization of Transaction. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which the Company is a party has been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c) Non-Contravention. Except as set forth in Section 3.2(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation of the transactions contemplated hereby or thereby, do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien, other than Permitted Liens, upon the Stock or any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person, under (i) the provisions of the Company’s or any Subsidiaries’ organizational documents, (ii) any Contract to which the Company or any Subsidiary is a party that is material to the conduct of the Business, or (iii) any Law applicable to the Company or any of the Subsidiaries, except, in the case of clauses (ii) or (iii), to the extent such conflict, breach, default, violation, Lien or requirement would not, individually or in the aggregate, have a Material Adverse Effect.
(d) Capitalization. Section 3.2(d) of the Disclosure Schedule sets forth (i) the number of authorized shares of capital stock or other authorized equity securities of the Company and each Subsidiary, (ii) the number of issued and outstanding shares of capital stock of the Company, all of which are owned by the Seller and are validly issued, fully paid and nonassessable, and (iii) the number of issued and outstanding shares of capital stock of each of the Subsidiaries, all of which are owned by the Company and are validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company or any of the Subsidiaries is a party or by which it is bound providing for the issuance, disposition, or acquisition of any of its equity securities.
(e) No Subsidiaries. The Company does not hold or own any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person other than the Subsidiaries and none of the Subsidiaries hold or own any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.
(f) Governmental Consents. Except for (i) filings required by the HSR Act, (ii) the required approvals, consents, authorizations, permits, filings or notifications of any Governmental Authority set forth in Section 3.2(f) of the Disclosure Schedule, or (iii) where the failure to obtain such approvals, consents, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no approval, consent, or authorization or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Company or any of the Subsidiaries is required for or in connection with the authorization, execution, delivery and performance by the Company of its obligations under this Agreement and the Ancillary Agreements.
(g) Financial Statements; Books and Records.
(i) The Seller has made available to the Buyer, correct and complete copies of the following (collectively, the “Financial Statements”): (A) audited balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Subsidiaries as of and for each of the calendar years ended December 31, 2010 and 2009 (with December 31, 2010 being the “Most Recent Fiscal Year End”) (collectively, the “Audited Financial Statements”), and (B) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) as of March 31, 2011 (the “Latest Balance Sheet Date”) and related consolidated statement of income of the Company and the Subsidiaries for the three (3) month period ending on the Latest Balance Sheet Date (the “Interim Financial Statements”).

(ii) The Audited Financial Statements are correct and complete, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present in all material respects the consolidated financial condition and results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein. The Interim Financial Statements are correct and complete, have been prepared in accordance with GAAP, consistently applied throughout the period indicated, and fairly present in all material respects the consolidated financial condition and results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, except that the Interim Financial Statements are subject to normal year-end adjustments (none of which are reasonably expected to be material) and lack the footnote disclosure otherwise required by GAAP.
(h) Change in Condition. Except as set forth in Section 3.2(h) of the Disclosure Schedule, since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, except in connection with any process relating to the transactions contemplated herein, including entering into this Agreement, and there have not been any of the following:
(i) any Material Adverse Effect, individually or in the aggregate;
(ii) any material change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the employees participate) to which any of the employees may be entitled, other than in any such case (A) in the Ordinary Course of Business consistent with past practice, (B) as required by Law, or (C) as required by any collective bargaining agreement, if any;
(iii) any change by the Company or any of the Subsidiaries in their respective method of accounting or keeping its books of account or accounting practices except as required by GAAP;
(iv) any sale, transfer or other disposition of any assets, properties or right of the Company or any of the Subsidiaries, except in the Ordinary Course of Business.
(v) declared, set aside or paid a dividend or made any other distribution with respect to any class of capital stock of the Company or any of the Subsidiaries;
(vi) made any change or amendment in either the Company’s or any of the Subsidiaries’ organizational documents;
(vii) (A) issued or sold any securities of the Company or any of the Subsidiaries; (B) acquired, directly or indirectly, by redemption or otherwise, any securities of the Company or any of the Subsidiaries; or (C) granted or entered into any options, warrants, calls or commitments of any kind with respect to any securities of the Company or any of the Subsidiaries;
(viii) except in the Ordinary Course of Business, incurred any material Liabilities or discharged or satisfied any Lien on any material asset of the Company or any of the Subsidiaries, or paid any material Liabilities or failed to pay or discharge when due any material Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Company or any of the Subsidiaries or their respective assets or properties;

(ix) except in the Ordinary Course of Business, sold, assigned or transferred, or in any manner encumbered, any of the material assets or properties of the Company or any of the Subsidiaries; or
(x) made or suffered any amendment or termination of, or caused a lapse of, any material Contract or any Permit to which the Company or any of the Subsidiaries is a party or by which it is bound.
(i) Undisclosed Liabilities. None of the Company or any of the Subsidiaries has any Liabilities of the type required to be reflected on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP, except for those (i) Liabilities reflected in or reserved against in the Financial Statements, (ii) Liabilities incurred after the Latest Balance Sheet Date in the Ordinary Course of Business, (iii) reflected in the Disclosure Schedules, or (iv) arising under or incurred in connection with this Agreement or the transactions contemplated hereby.
(j) Tax Matters.
(i) Except as set forth in Section 3.2(j) of the Disclosure Schedule, (A) the Company and each of the Subsidiaries has filed all Tax Returns that it is required to file under applicable Laws, (B) all such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws, (C) all Taxes due and owing by the Company or the Subsidiaries have been paid or reserved in the Financial Statements, (D) none of the Company or any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (E) there are no Liens, other than Permitted Liens, on any of the assets of the Company or the Subsidiaries that arose in connection with any failure to pay any Tax when due.
(ii) Except as set forth in Section 3.2(j) of the Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of the Company or any of the Subsidiaries either (A) claimed or raised by any taxing authority in writing or (B) as to which the Company has Knowledge. The Company has previously made available to the Buyer correct copies of all federal and state corporate income Tax Returns filed with respect to the Company or any of the Subsidiaries for all taxable periods ended after January 1, 2007. Except as set forth in Section 3.2(j) of the Disclosure Schedule, none of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries for such taxable periods. Except as set forth in Section 3.2(j) of the Disclosure Schedule, none of the Company or any of the Subsidiaries has, during the past seven (7) years, been audited by the IRS, the Department of Revenue of the state in which it was organized or has engaged in business activities, or any other taxing authority (whether foreign or domestic with respect to any amount of Taxes).
(iii) None of the Company or any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(k) Title and Condition of Properties.
(i) Real Property. Section 3.2(k)(i) of the Disclosure Schedule sets forth a true and correct list of all real property owned by the Company or any of the Subsidiaries (collectively, the “Owned Real Property”). Except as set forth in Section 3.2(k)(i) of the Disclosure Schedule, as of the Effective Date, to the Knowledge of the Company, each of the Company and the Subsidiaries has, or will have at Closing, good and marketable title in and to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens. Section 3.2(k)(i) of the Disclosure Schedule also sets forth a true and correct list of all real property that is leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, the Company or any of the Subsidiaries (each, a “Leased Real Property”). The Company has made available to the Buyer a correct and complete copy of each lease, sublease, license or other contract, as amended to date (each, a “Lease”, and collectively, the “Leases”) currently in effect under which any Leased Real Property is leased, subleased, or licensed by, or for which a right to use or occupy has been granted to the Company or any of the Subsidiaries. The Company or one of the Subsidiaries has a valid leasehold interest in the Leased Real Property. Except as set forth on Section 3.2(k)(i) of the Disclosure Schedule, none of the Company, the Subsidiaries, or, to the Knowledge of the Company, any other party to any Lease, is in material breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default under or permit termination, modification, or acceleration of rents under, any Lease.
(ii) Condemnation. Except as set forth in Section 3.2(k)(ii) of the Disclosure Schedule, there is no condemnation, expropriation or other Legal Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any material parcel of Owned Real Property or Leased Real Property or any material portion thereof or interest therein.
(iii) Title to Assets. The Company or one of the Subsidiaries own good and marketable title, free and clear of all Liens, other than Permitted Liens, to all of the material personal property and material assets reflected on the Latest Balance Sheet or acquired by the Company or one of the Subsidiaries after the Latest Balance Sheet Date, except for assets which have been sold or otherwise disposed of since the Latest Balance Sheet Date in the Ordinary Course of Business.
(iv) Supply of Utilities. Except as set forth on Section 3.2(k)(iv) of the Disclosure Schedule, there are no actions or Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries, that would adversely affect the supply of electricity, gas, coal or sewer to either the Owned Real Property or the Leased Real Property.
(v) Access. Each parcel of the Owned Real Property and Leased Real Property has physical and, to the Company’s Knowledge, legal vehicular or pedestrian access to and from public roadways as may be reasonably necessary to the operation of the Business. To the Company’s Knowledge, no fact or condition exists which would result in the termination of (A) the current access from each parcel of the Owned Real Property and Leased Real Property, and (B) continued use, operation, maintenance, repair and replacement of all existing and currently committed water lines used by the Company or the Subsidiaries in connection with the Business, except where such termination would not have, individually or in the aggregate, a Material Adverse Effect.
(vi) Condition and Sufficiency. Except as set forth on Section 3.2(k)(vi) of the Disclosure Schedule, the buildings, machinery, equipment, and other tangible assets owned or leased by the Company or the Subsidiaries are sufficient to carry on the Business as it is currently conducted. Each material tangible asset is in normal operating condition and reasonable repair (subject to normal wear and tear) and has been maintained in accordance with normal industry practice.
(l) Intellectual Property.
(i) Section 3.2(l)(i) of the Disclosure Schedule lists all registered Intellectual Property that is currently owned by or filed in the name of the Company or one of the Subsidiaries, and all material unregistered Intellectual Property owned by the Company or one of the Subsidiaries (collectively, the “Company Intellectual Property”). All such registrations are in full force and effect, and have not expired or been cancelled.

(ii) Section 3.2(l)(ii) of the Disclosure Schedule lists all (A) software developed for or by the Company or one of the Subsidiaries and all of the third-party software used by the Company or one of the Subsidiaries in the operation of their respective Businesses, other than off-the-shelf commercially available software applications that have not been specifically customized for the Business in any material respect, and (B) of the Company’s or the Subsidiaries’ permissions and licenses to use the Intellectual Property of other Persons (including software and computer programs other than off-the-shelf commercially available software applications that have not been specifically customized for the Business in any material respect).
(iii) None of the Company or any of the Subsidiaries is a party to any Legal Proceeding which constitutes a claim of infringement, violation or misappropriation for the operation of the Business by the Company or one of the Subsidiaries of any Intellectual Property of any third party, and to the Knowledge of the Company, no such Legal Proceeding is threatened. To the Knowledge of the Company, the Business as presently conducted does not infringe or misappropriate the Intellectual Property of any third party. To the Knowledge of the Company, no third party is currently infringing upon, interfering with, misappropriating or otherwise conflicting with any item of Company Intellectual Property.
(iv) The Company and each of the Subsidiaries has (A) taken all necessary action and has appropriate policies and internal procedures (as reasonably necessary and/or as required by applicable Law) to maintain and protect all of its respective Company Intellectual Property, including the personal information of any third parties; and (B) complied with all applicable Laws that pertain to privacy and confidentiality of any third-party information, except where such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.
(v) To the Company’s Knowledge, the Data is (A) materially accurate, correct and complete, and (B) in compliance in all material respects with the Company’s or the Subsidiaries’ respective specifications for such Data.
(m) Contracts. Section 3.2(m) of the Disclosure Schedule lists each of the following Contracts to which the Company or any Subsidiary is a party (each a “Material Contract”):
(i) any material arrangement concerning a partnership or joint venture;
(ii) any arrangement that prohibits either the Company or any of the Subsidiaries from competing in any line of business or with any Person or in any geographical area;
(iii) any Contract or group of related Contracts with the same party (or group of related parties) (A) requiring payments after the Effective Date to or by the Company or any of the Subsidiaries of more than $100,000 and (B) not terminable by the Company or one of the Subsidiaries on ninety (90) days or less notice;
(iv) any Contract relating to the pending acquisition or disposition of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit (whether by merger, sale of stock, sale of assets or otherwise);

(v) any Contract under which either the Company or any of the Subsidiaries is, or may become, obligated to pay to any employee (A) any severance pay or (B) any bonus or other special compensation obligations which would become payable by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby;
(vi) (A) any employment agreement or consulting agreement with an employee or (B) any agreement with a consultant whose annual compensation exceeded $50,000 in 2010 or whose annual compensations is expected to exceed $50,000 in 2011;
(vii) any Contracts for the bulk or wholesale supply of water to or by the Company or any of the Subsidiaries; or
(viii) any other arrangement or group of related arrangements that are material to the conduct of the Business.
The Company has made available to the Buyer a correct and complete copy of each Material Contract. With respect to each Material Contract: (A) it is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exceptions; and (B) none of the Company, the Subsidiaries or, to the Company’s Knowledge, any other party to any Contract to which either the Company or one of the Subsidiaries is a party, is in material breach or default (including, with respect to any express or implied warranty), under any such Contract. None of the Company or any of the Subsidiaries is a party to any material oral Contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument.
(n) Litigation. All pending Legal Proceedings involving the Company or any of the Subsidiaries are set forth in Section 3.2(n) of the Disclosure Schedule. Except as set forth in Section 3.2(n) of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries which, (i) if determined adversely would result in losses and expenses (including reasonable expenses of counsel) that would, individually or in the aggregate, be material to the Company or the applicable Subsidiary, as applicable, (ii) if determined adversely would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, or (iii) seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.
(o) Employees; Employment Matters. Except as set forth on Section 3.2(o) of the Disclosure Schedule:
(i) none of the Company or any of the Subsidiaries is a party to or bound by any collective bargaining agreement, labor Contract, or other oral or written agreement or understanding with a labor organization or labor union and, to the Knowledge of the Company, no union organizing or decertification efforts are underway (whether or not now threatened). During the three (3) year period ending on the Closing Date, with respect to the Company or any of the Subsidiaries, no claim has been filed with any Governmental Authority alleging that either the Company or any of the Subsidiaries has violated any Law related to employment or termination of employment, employment policies or practices, terms and conditions of employment, compensation, labor or employee relations, equal employment opportunity, and fair employment practices, whistle-blowing, retaliation, or employee safety or health nor, to the Knowledge of the Company, is any such claim now threatened. To the Knowledge of the Company, no executive or manager of the Company or any of the Subsidiaries has given written notice to the Seller, the Company or any of the Subsidiaries, of any present intention to terminate his or her employment, except for those directors and officers resigning pursuant to Section 2.5(a)(iv) herein;

(ii) copies of all currently applicable collective bargaining agreements have been made available to the Buyer; and
(iii) none of the Company’s or any Subsidiary’s employees have suffered an “employment loss” (as defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. §§ 2102-2109, as amended from time to time (the “WARN Act”)) within six (6) months prior to the Effective Date.
(p) Employee Benefit Plans.
(i) Section 3.2(p)(i) of the Disclosure Schedule (A) lists each Plan that the Seller, the Company or any of the Subsidiaries maintains, to which the Seller, the Company or any of the Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of the Subsidiaries has any actual or potential Liability; and (B) states which, if any of the Plans provide or promise welfare benefits or retirement benefits to any employees or former employees of the Company or any of the Subsidiaries.
(ii) Except as set forth in Section 3.2(p)(ii) of the Disclosure Schedule:
(A) each Plan is, in terms and operation, in compliance in all material respects with the Plan documents and all applicable Laws, or if not, would not result in Liability to the Company or any of the Subsidiaries;
(B) there are no pending, unresolved or, to the Company’s Knowledge, threatened private or governmental actions, claims or Legal Proceedings with respect to any Plan (other than claims in the ordinary course) which could result in any material Liability to the Company or any of the Subsidiaries;
(C) all of the Plans covering Applicable Employees which are intended to be Tax-qualified have received a favorable determination or opinion letter from the IRS, as applicable, or a timely application for such letter is pending or will be timely made during the applicable IRS filing cycle and to the Company’s Knowledge nothing material has occurred since the date of any previous determination that would adversely affect the qualified status of any such Plan;
(D) timely notice was provided to the Department of Labor of the existence of all Plans covering the Company’s or any Subsidiary’s employees which are or were intended to be ERISA-exempt top hat plans in accordance with applicable ERISA regulations;
(E) all required reports and descriptions (including Form 5500 annual reports, summary annual reports and annual funding notices, and summary plan descriptions) have been timely filed (including filed with an extension or through a governmental compliance program) and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Plan, or if not, would not result in material Liability to the Company or any of the Subsidiaries;

(F) none of the Plans covering Applicable Employees are multiple employer plans or multiple employer welfare benefit arrangements;
(G) during the past six (6) years, none of the Company or any of the Subsidiaries (A) has maintained, adopted, contributed or been required to contribute to, or otherwise participated in any “Multiemployer Plan” (as defined in Section 3(37) of ERISA) and (B) has any actual or potential Liability attributable to any Multiemployer Plans;
(H) no Plan that is a “Pension Plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code is in at-risk status as defined under Section 430(i)(4) of the Code or has failed to make any required minimum contribution, as defined in Section 430 of the Code or Section 303 of ERISA and there has been no waived funding deficiency within the meaning of Section 412 of the Code or Section 303 of ERISA and none of the Company or any of the Subsidiaries has Liability with respect to any terminated Pension Plan;
(I) the consummation of the transactions contemplated herein will not, separately or together with any other event, entitle any employee, officer or director of the Company or any of the Subsidiaries to severance pay or any other payment or compensation, or accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director;
(J) all Plans subject to Section 409A of the Code which cover any service provider to the Company or any of the Subsidiaries are in documentary and operational compliance in all material respects with the requirements of Section 409A of the Code;
(K) except as otherwise required by a collective bargaining agreement, the benefits provided under each Plan covering Applicable Employees and former employees of the Company and each of the Subsidiaries, including, any Plan providing welfare benefits to retirees, may, without liability, be amended, terminated or otherwise discontinued;
(L) there are no existing or pending workers’ compensation claims with respect to any Applicable Employees; and
(M) copies of all current Plan documents covering the Applicable Employees have been made available to the Buyer, along with summary plan descriptions, the most recent Form 5500 for each of the Plans and the most recent favorable determination or opinion letter, where applicable.

(q) Permits and Approvals; Drinking Water.
(i) Section 3.2(q)(i) of the Disclosure Schedule lists all material governmental, regulatory and industry licenses, permits, certifications and approvals of any Governmental Authority necessary to or used in the Business as presently conducted (the “Permits”) other than Permits under applicable Environmental Laws. All such listed Permits are in full force and effect except where the lack of any such Permit to be in full force or effect would not have, individually or in the aggregate, a Material Adverse Effect. There are no material violations by the Company or any of the Subsidiaries of, or any claims or Legal Proceedings, pending or, to the Company’s Knowledge, threatened, challenging the validity of or seeking to discontinue, any such Permits or alleging material violations of such Permits. Section 3.2(q)(i) of the Disclosure Schedule also lists all applications for Permits or Permit extensions pending before any Governmental Authority.
(ii) Except as set forth in Section 3.2(q)(ii) of the Disclosure Schedule, (A) the drinking water supplied by the Company and each of the Subsidiaries to their respective customers is and has been in compliance in all material respects with all applicable federal and state primary drinking water standards, and (B) the Company and each of the Subsidiaries has all rights necessary to extract and deliver water to its respective customers pursuant to existing agreements or applicable Law, and none of the Company or any of the Subsidiaries has reason to believe that any such rights will be lost, revoked or compromised or will not be satisfied.
(r) Compliance with Laws; PUC.
(i) The Company, each of the Subsidiaries and each of their respective facilities have been and are in compliance in all material respects with all applicable Laws, and no written notice, claim, charge, complaint, action, suit, Legal Proceeding, investigation or hearing has been received by the Company or any of the Subsidiaries, or, to the Knowledge of the Company, filed, commenced or threatened against the Company or any of the Subsidiaries alleging any such violation. This Section 3.2(r)(i) shall not apply to Taxes which are exclusively addressed in Section 3.2(j).
(ii) Section 3.2(r)(i) of the Disclosure Schedule contains a true and complete list of each jurisdiction in which each of the Company or any of the Subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by any PUC. Except as set forth on Section 3.2(r)(ii) of the Disclosure Schedule, all material filings required to be made by the Company or any of the Subsidiaries since January 1, 2007, under all applicable Laws of such jurisdictions related to the regulation of public utilities or public service company have been filed with the appropriate PUC or other Governmental Authority.
(s) Brokers. None of the Company or the Subsidiaries have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Buyer could become liable or otherwise obligated.
(t) Affiliate Transactions. Except as set forth in Section 3.2(t) of the Disclosure Schedule, none of the Company or any of the Subsidiaries is currently a party to any material transaction with an Affiliate other than payments of compensation and expense reimbursement to the Company’s or any of the Subsidiaries’ respective directors and officers in the Ordinary Course of Business.
(u) Environmental. Except as set forth in Section 3.2(u) of the Disclosure Schedule, or as would not cause, individually or in the aggregate, a Material Adverse Effect:
(i) the Company and each of the Subsidiaries is and has been at all times in compliance with all applicable Environmental Laws and is in possession of, and in compliance with, all Permits relating to Environmental Laws necessary or legally required to carry on and conduct the Business as presently conducted, and a complete list of such Permits is listed in Section 3.2(u)(i) of the Disclosure Schedule, and all such Permits are in full force and effect, and each of the Company and the Subsidiaries has made timely application for renewals of all such Permits as required by applicable Law;

(ii) no written notice, demand, or claim has been received by or served on the Company or any of the Subsidiaries, nor to the Knowledge of the Company, on any current or previous owner, manager or tenant of the Owned Real Property or Leased Real Property, from any Person claiming or asserting any violation of or potential Liability or Liability under any Environmental Laws, or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources;
(iii) none of the Company or any of the Subsidiaries has, nor to the Knowledge of the Company has any third party, spilled, discharged or Released Hazardous Materials on, at, about, under or from the Leased Real Property or Owned Real Property including any that has resulted or could result in any Liability under Environmental Laws;
(iv) the Company has made available to the Buyer copies of all environmental studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports, related to the environmental condition or compliance status of the Leased Real Property and Owned Real Property, or other properties for which either the Company or any of the Subsidiaries may have Liability, which have been conducted by or on behalf of the Company or any of the Subsidiaries or that are otherwise in the Company’s or any of the Subsidiaries’ possession or control (specifically excluding any environmental audits performed by the Seller), and a complete listing of all such materials made available is set forth in Section 3.2(u)(iv) of the Disclosure Schedule;
(v) none of the Company or any of the Subsidiaries has discharged or disposed of, or arranged for the disposal of, or Released any Hazardous Material, other than in conformity with Environmental Law, at any Owned Real Property or Leased Real Property, or, in connection with the Business, at any other facility, location, or other site;
(vi) none of the Company or any of the Subsidiaries has received any written notice or written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or Remedial Action relating to Hazardous Materials, and to the Company’s Knowledge, none of the Company or any of the Subsidiaries has been designated a potentially responsible party for Remedial Action, in connection with any Owned Real Property or Leased Real Property, with respect to the Business, at any other facility, location, or other site;
(vii) except for such use or storage of Hazardous Material as is incidental to the conduct of the Business, which use and storage is or has been in compliance with Environmental Laws in all respects, and which use and storage has not caused any condition in violation of Environmental Laws or that requires Remedial Action, no Owned Real Property or Leased Real Property has been used by the Company or any of the Subsidiaries for the storage, treatment, generation, processing, production or disposal of any Hazardous Material or as a landfill or other waste disposal site in violation of any Environmental Law;
(viii) underground storage tanks are not presently located on or under any Owned Real Property or Leased Real Property or, to the Company’s Knowledge, in connection with the Business at any other facility, location or other site;

(ix) with the exception of any claim not yet served upon or otherwise asserted against the Company or any of the Subsidiaries by a Person not a party to this Agreement, there are no pending or unresolved claims against the Company, any of the Subsidiaries, or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous Material at any Owned Real Property or Leased Real Property or, with respect to the Business or at any other facility, location or other site;
(x) no polychlorinated biphenyls (“PCBs”) or asbestos-containing materials are located at or in any Owned Real Property or Leased Real Property, or, to the Company’s Knowledge, with respect to the Business at any other facility, location or other site, in violation of Environmental Laws or which require Remedial Action;
(xi) no assets of the Company or any of the Subsidiaries have come to be located at any site that is within a designated study area or that is listed or formally proposed for listing under CERCLA or, to the Knowledge of the Company, under the Comprehensive Environmental Response Corporation and Liability Information System (“CERCLIS”); and
(xii) to the Knowledge of the Company (which, for purposes of this Section 3.2(u)(iii) only, shall include the actual knowledge of the individuals listed in the definition of “Knowledge of the Company” only, without any reasonable inquiry), and apart from any facts and circumstances covered solely by representations made in Section 3.2(u)(i)-(xi), there are no facts or circumstances relating to environmental matters concerning the Owned Real Property or the Leased Real Property or the Business that are reasonably likely to lead to the assertion by any third person of any environmental Liabilities in the future against the Company, any of the Subsidiaries, or the Buyer.
Except as set forth in this Section 3.2(u), no representations or warranties are being made with respect to Hazardous Materials or Environmental Laws.
(v) Insurance. The insurance policies maintained by the Company and each of the Subsidiaries, or by the Seller for the benefit of the Company and the Subsidiaries, with respect to their amounts and types of coverage, are reasonably adequate to protect the insured properties against the insured risks, subject to reasonable deductibles, and the risks insured against are normal and customary for the industry. All such policies are listed in Section 3.2(v) of the Disclosure Schedule, are in full force and effect, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy. No insurance carrier has notified the Seller, the Company or any of the Subsidiaries in writing that it has denied coverage for, or reserved the carrier’s rights with respect to, any material claim submitted under any insurance policy.
(w) Guaranties. None of the Company or any of the Subsidiaries is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.
(x) Solvency. None of the Company or any of the Subsidiaries has (i) proposed a compromise or arrangement for the benefit of creditors generally, (ii) had any petition in bankruptcy filed against it, (iii) filed a voluntary petition in bankruptcy, (iv) taken any action to file a voluntary petition in bankruptcy, liquidation or dissolution, or (v) is otherwise been unable to pay its debts generally as they become due.
3.3 No Implied Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Seller nor the Company nor any other Person acting on behalf of the Seller or the Company, make any representation or warranty, express or implied. Without limiting the foregoing, none of the Seller, the Company, or any of the Subsidiaries has made or makes any representation or warranty, express or implied, as to the condition, merchantability, suitability or fitness for any particular purpose of any water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, fixtures or improvements or any other assets of the Company or any of the Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1 Representations and Warranties Concerning the Buyer. As an inducement for the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:
(a) Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b) Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements, as applicable, to which the Buyer is a party have been or will be duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.
(c) Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict in any way with any Law, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its organizational documents, or (iii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which the Buyer is a party or by which it is bound or to which any of its assets is subject.
(d) Governmental Consents. Except for (i) filings required by the HSR Act, (ii) the required approvals, consents, authorizations, permits, filings or notifications of any Governmental Authority as set forth in Section 4.1(d) of the Disclosure Schedule, or (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the Closing hereunder in accordance with this Agreement or to perform its obligations under this Agreement and the Ancillary Agreements, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Buyer is required for or in connection with the authorization, execution, delivery and performance by the Buyer of its obligations under this Agreement and the Ancillary Agreements.
(e) Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer which (i) if determined adversely would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or (ii) seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

(f) Brokers. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Seller could become liable or otherwise obligated.
4.2 No Additional Representations, etc. The Buyer acknowledges that the Seller, the Company, the Subsidiaries, and their respective Affiliates, have not made nor shall they be deemed to have made, nor has the Buyer relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Subsidiaries, the Business or the transactions contemplated by this Agreement, other than those expressly set forth in this Agreement.
ARTICLE V
COVENANTS OF THE PARTIES
5.1 Regulatory Compliance, Consents, etc.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Buyer and the Seller shall use its reasonable best efforts to assist, consult with and cooperate with each other and any other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all actions necessary to cause the conditions to the Closing to be satisfied as promptly as practicable, (ii) the obtaining of all actions, waivers, Permits, consents, approvals and authorizations from all third parties and all Governmental Authorities necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement, (iii) the making of all necessary registrations and filings promptly with the appropriate Governmental Authorities, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything contained herein to the contrary, neither the Buyer nor any of its Affiliates shall be obligated to (i) consent to the divestiture of, or structure or conduct relief with respect to, the Company, the Subsidiaries, the Business or the assets or properties of the Company or the Subsidiaries, or any assets, properties, business, division, product line or service line of the Buyer or any of its Affiliates, or (ii) contest, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.
(b) In furtherance (but not in limitation) of Section 5.1(a), the Buyer and the Seller shall each keep the other apprised of the status of matters relating to actions, waivers, Permits, consents, approvals, authorizations, applications, filings and completion of the transactions contemplated by this Agreement and the Ancillary Agreements. Subject to applicable Law, the Buyer and the Seller shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all of the information relating to the Buyer, the Seller, the Company or any of the Subsidiaries, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer and the Seller shall promptly (but in no event later than (i) with respect to any required applications, notices or other filings under the HSR Act, thirty (30) days after the Effective Date, or (ii) with respect to any required applications, notices or other filings under any other applicable Law, sixty (60) days after the

Effective Date) make all filings and submissions with Governmental Authorities under applicable Law that are necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement and the Ancillary Agreements. The Seller, on the one hand, and the Buyer, on the other hand, shall each, in connection with the efforts referenced in this Section 5.1 to obtain all requisite Permits for the transactions contemplated by this Agreement under applicable Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private party, in each case, regarding any such transaction; (ii) keep the other Party informed of any material communication received by such Party from, or given by such Party to, any PUC, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any such transaction; and (iii) subject to applicable Law, permit the other Party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, any PUC, the FTC, the DOJ, or any other Governmental Authority or, in connection with any Legal Proceeding by a private party regarding any such transaction, any other Person, and to the extent permitted by any such PUC, the FTC, the DOJ, or other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.
5.2 Conduct of Business. From the Effective Date through the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), unless the Buyer shall provide its prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller shall cause the Company and each of the Subsidiaries to, (i) conduct the Business only in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve the Business and (iii) satisfy its Liabilities in accordance with their terms other than in the Ordinary Course of Business. Except as otherwise set forth on Section 5.2 of the Disclosure Schedule, or as otherwise expressly contemplated by this Agreement, from the Effective Date and prior to the Closing Date, neither the Company nor any Subsidiary shall, and the Seller shall cause the Company and each Subsidiary not to, without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed:
(a) enter into any employment Contract or commitment to hire, or terminate the employment or service of, any executive officer or senior management employee;
(b) increase the base salary or bonuses payable on or after the Effective Date, or to become payable on or after the Effective Date, to any director, executive officer or senior management employee of the Company or any of the Subsidiaries except for increases in the Ordinary Course of Business;
(c) amend the Company’s or any of the Subsidiaries’ articles of incorporation, by-laws or other organizational documents;
(d) other than in connection with its obligations pursuant to Section 5.7(a), declare, set aside for payment or pay any dividend or make any other payment or distribution on or in respect of any of the Stock or any capital stock of the Subsidiaries;
(e) other than in connection with its obligations pursuant to Section 5.7(a), redeem, purchase, retire or otherwise acquire, directly or indirectly, any of the Stock or any capital stock of the Subsidiaries;

(f) cancel or waive any debt, claim or other right, other than in the Ordinary Course of Business;
(g) dispose of or revalue any material assets set forth on the Latest Balance Sheet;
(h) settle any Legal Proceeding other than in the Ordinary Course of Business;
(i) enter into any Contract relating to (i) the purchase of any capital stock of or interest in any Person, (ii) the purchase of assets constituting a business or (iii) any merger, consolidation or other business combination;
(j) enter into or amend any Contract relating to transactions with any Affiliates of the Company (including without limitation the Subsidiaries) or with the Seller or its Affiliates (other than the Company or any of the Subsidiaries);
(k) terminate, cancel, modify or amend in any material respect or take or fail to take any action which would entitle any party (other than the Company or any of the Subsidiaries that is a party thereto) to any Material Contract to terminate or cancel or modify or amend in any material respect any Material Contract;
(l) incur any (i) Indebtedness, except for Intercompany Indebtedness or (ii) Liens, except for Permitted Liens;
(m) make any capital expenditure or series of related capital expenditures (net of allowances or contributions) that is not contemplated by Exhibit B or pursuant to any capital expenditure plan for 2012 pursuant to Section 5.10, other than reasonable capital expenditures made as a result of a casualty event or other emergency;
(n) give or agree to give or become a party to or be bound by any guarantee, surety or indemnity in respect of Indebtedness or other obligations or Liabilities of any other Person;
(o) (i) issue, sell, grant or otherwise dispose of any equity securities of the Company or any of the Subsidiaries, (ii) grant any warrants, options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity securities of the Company or any of the Subsidiaries, (iii) issue any security convertible into its respective shares, (iv) grant any registration rights, or (v) otherwise make any change to its respective authorized or issued share capital;
(p) make any change in its respective accounting principles, policies, practices or methods other than as required by GAAP or Law;
(q) make any filing with any Governmental Authority other than in the Ordinary Course of Business; or
(r) enter into any Contract to do any of the actions referred to in this Section 5.2.

5.3 Access to Books and Records.
(a) During the Pre-Closing Period, the Seller, the Company and each of the Subsidiaries shall permit the Buyer and its authorized Representatives to have reasonable access upon reasonable prior written notice to (i) the Company’s and each of the Subsidiaries’ properties to perform customary Phase I environmental studies (which in no event will involve any (A) sampling or analysis of any environmental media and neither the Buyer nor any of its Affiliates or Representatives may perform any Phase II environmental testing, test borings or other physical samplings of any of such properties without the prior written consent of the Seller, which consent the Seller may withhold in its sole and absolute discretion (provided, that the Seller may not unreasonably withhold, condition or delay its consent to the Buyer’s request to perform Phase II environmental testing if the request is with respect to a recognized environmental condition (as defined by ASTM Standard E1527-05) that is identified in a Phase I environmental report and the environmental consultant that performed such Phase I investigation affirmatively recommends in such report that sampling be conducted in response to the recognized environmental condition; provided, further, that such sampling shall be limited to soil sampling intended to ascertain if the subject Owned Real Property or Leased Real Property is contaminated with Hazardous Materials in concentrations which do not meet applicable standards for soil quality and thereby threaten or cause contamination of groundwater at such property), or (B) interviews of employees or consultants of the Company or any of the Subsidiaries with respect to environmental matters other than as required by industry standards in connection with a customary Phase I environmental study), and (ii) all of the Company’s and each of the Subsidiaries’ assets, properties, books, accounting, financial and statistical records (including auditor work papers and Tax records), Contracts, employees, independent contractors, customers, vendors, distributors and manufacturers; provided that such access shall be provided in a manner that will not unduly disrupt the Business. The Seller, the Company and each of the Subsidiaries shall furnish such financial, operating and other data and information relating to the Business as the Buyer may reasonably request. The Seller shall confer with the Buyer on a regular basis with respect to matters relevant to the purchase and sale of the Stock and the integration of the operations of the Company and each of the Subsidiaries with those of the Buyer and shall provide the Buyer with such financial information prepared by management in the Ordinary Course of Business consistent with past practices as may be reasonably requested by the Buyer. All information exchanged pursuant to this Section 5.3 shall be subject to the Non-Disclosure Agreement dated April 12, 2011, between the Buyer and the Seller (the “Non-Disclosure Agreement”).
(b) For a period of five (5) years after the Closing Date, the Buyer shall cause the Company and each of the Subsidiaries to provide the Seller (or, if applicable, a Person designated by the Seller in a notice to the Buyer in accordance with Section 10.7 (the “Seller Designee”)) and each of its authorized Representatives with reasonable access to all of the books and records of the Company and each of the Subsidiaries to the extent that such access may reasonably be required by such parties in connection with matters relating to or affected by the operations of the Company or any of the Subsidiaries prior to the Closing Date. Such access shall be afforded by the Company and each of the Subsidiaries upon receipt of reasonable advance notice and during normal business hours and, to the extent such information is confidential, shall be subject to an obligation of confidentiality by the Seller Designee. If any company shall desire to dispose of any such books and records prior to the expiration of such five (5) year period other than in accordance with the Company’s or any of the Subsidiaries’ respective record retention policy then in effect, the Company or the applicable Subsidiary shall, prior to such disposition, notify the Seller and give the Seller (or, if applicable, the Seller Designee) and its authorized Representatives a reasonable opportunity, at the Seller’s or the Seller Designee’s expense, to segregate and remove such books and records as such parties may select. Notwithstanding the foregoing, neither the Buyer, the Company nor any of the Subsidiaries shall be required to provide any information which the Buyer reasonably believes the Buyer, the Company or any of the Subsidiaries are prohibited from providing to the Seller by reason of applicable Law, which constitutes or allows access to information protected by the attorney/client privilege.

5.4 Seller Marks. The Buyer shall (i) as promptly as practicable after the Closing, but in no event later than thirty (30) days after the Closing Date, cease using any names, marks, trade names, trademarks and corporate symbols and logos of the Seller and any word or expression similar thereto or constituting an abbreviation or extension thereof (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by the Seller or any of its Affiliates, the “Seller Marks”), and (ii) amend the Company’s and each of the Subsidiaries’ charter documents to remove any use or reference to any of the Seller Marks. Thereafter, the Buyer shall not use any of the Seller Marks or any name or term confusingly similar to any of the Seller Marks in connection with the conduct of its or any of its Affiliates’ businesses or operations. In the event that the Buyer breaches this Section 5.4, the Seller shall be entitled to specific performance and to injunctive relief, as well as any other remedies at law or in equity available to the Seller.
5.5 Employees, Pensions and Benefits.
(a) No Participation After Closing Date. The Seller shall take such action as necessary to ensure that each of the Company and the Subsidiaries is no longer a participating employer eligible to participate in any of the Plans on or after the Closing Date other than a Plan sponsored by the Company or a Subsidiary solely for employees of the Company and/or the Subsidiaries. With respect to Plans in which the Company or the Subsidiaries cease to be participating employers, the Seller shall take such action as necessary to ensure that all employees of the Company and the Subsidiaries (the “Applicable Employees”) cease to participate in the Plans on and after the Closing Date, except to the extent they, or their dependents, beneficiaries or alternate payees are entitled to receive a previously accrued benefit under a Plan not transferred to the Buyer under this Agreement.
(b) COBRA Benefits. On and after the Closing Date, the Buyer, the Company and the Subsidiaries, as applicable, shall have responsibility for all COBRA obligations related to the Applicable Employees who are employed by the Company or any Subsidiary, as applicable, on and after the Closing Date and their qualified beneficiaries that arise as a result of a COBRA qualifying event occurring after the Closing Date. The Seller shall have responsibility for all COBRA obligations for all individuals who are “M&A qualified beneficiaries.” An M&A qualified beneficiary, as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b), is a qualified beneficiary for COBRA purposes whose qualifying event occurred prior to or in connection with the transaction contemplated by this Agreement and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was with the Company and/or one of the Subsidiaries.
(c) No Right to Continued Employment. All employees, active or inactive, of the Company or the Subsidiaries on the day before the Closing Date shall continue to be employees of the Company or the Subsidiaries, as applicable, as of and after the Closing Date. Notwithstanding the foregoing, nothing contained in this Section 5.5, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or benefit; provided, however, that Applicable Employees who are represented for the purpose of collective bargaining as of the Closing Date shall continue to be subject to the terms and conditions set forth in any applicable collective bargaining agreement after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Plan or any employee benefit plan of the Buyer or its Affiliates.
(d) Buyer Obligation for Employment Terms and Benefits.
(i) Employment Terms. With respect to any Applicable Employee covered by a collective bargaining agreement, the Buyer shall cause each of the Company and the Subsidiaries to fulfill its respective obligations with regard to compensation and other terms and conditions of employment set forth in the applicable collective bargaining agreements listed on Section 5.5(d)(i) of the Disclosure Schedule and shall have no other obligations other than those set forth in such collective bargaining agreements.

(ii) Benefits. The Applicable Employees as of the Closing Date who are employed by the Company or the Subsidiaries, respectively, and who are not covered by a collective bargaining agreement shall, immediately following the Closing Date, be provided with the same benefits as an employee of the Buyer who was hired after January 1, 2006. Neither the foregoing nor any other provision of this Agreement is intended to, and shall not, limit or restrict the right of the Company, the Subsidiaries, the Buyer or any Affiliate of the Buyer sponsoring a plan in which the Company’s or any of the Subsidiaries’ employees, respectively, participate to amend such plan with respect to the benefits provided thereunder or to terminate such plan. The Buyer shall cause the Company and the Subsidiaries to fulfill their respective obligations with regard to benefits set forth in the applicable collective bargaining agreements listed on Section 5.5(d)(i) of the Disclosure Schedule in accordance with such agreements.
(iii) Prior Service and Other Credits. With respect to any employee benefit plan, program or policy that is made available by the Buyer, the Company or any of the Subsidiaries to the Applicable Employees on and after the Closing Date (the “Buyer Plans”): (A) all periods of service with the Company, the Subsidiaries or any ERISA Affiliate, or any predecessor entity of either, by any such employee prior to the Closing Date shall be credited for eligibility, participation, and vesting purposes, and to the extent required by a collective bargaining agreement, for benefit calculation purposes, under the Buyer Plans, (B) with respect to any Buyer Plans which are welfare plans as defined in Section 3.1 of ERISA to which such employee may become eligible, the Buyer shall cause such Buyer Plans to provide credit for the year in which the Closing occurs for any co-payments, deductibles, maximum out-of-pocket payments by such employees, and to waive all pre-existing condition exclusions and waiting periods, to the extent permitted by the insurance carriers for Buyer Plans without additional cost, and (C) with respect to any Buyer Plan to which such employee may become eligible and which provides flexible spending accounts, the Buyer shall cause such Buyer Plan to provide credit for the year in which the Closing occurs for the employee’s flexible spending account balances under Seller’s Plan. The Seller shall provide Buyer with complete and accurate records of such flexible spending account balances as of the Closing Date no later than the fifth (5th) Business Day following the Closing Date. The Buyer shall cause the Company and the Subsidiaries to recognize and assume Liability for vacation days and previously accrued and reserved for by the Company and the Subsidiaries as of the Closing Date.
(e) Transfer of Plan Obligations.
(i) Pension Plan. NYWSC as sponsor of the New York Water Service Corporation Pension Plan (the “NYWSC Pension Plan”) for the benefit of its employees and former employees shall continue to sponsor and maintain the NYWSC Pension Plan following the Closing Date. The liabilities and assets under the Retirement Income Plan for Aqua America, Inc. and Subsidiaries (the “Aqua Retirement Plan”) attributable to the accrued benefits of active employees and former employees of the Subsidiaries who are not covered by a collective bargaining agreement or of the beneficiaries and alternate payees of such active or former employees of the Subsidiaries shall remain with the Aqua Retirement Plan.
(ii) Disability. The Seller shall retain liability for long-term disability benefits payable to Applicable Employees who as of the Closing Date are receiving long-term disability benefits or who as of the Closing Date are eligible to receive, or following the expiration of any applicable elimination period, will be eligible to receive long-term disability benefits. The Seller shall be liable for payment of all sick leave, short-term disability and workers’ compensation claims payable to an Applicable Employee through the Closing Date, and the Buyer shall be responsible thereafter. The Buyer agrees to honor the reemployment rights of Applicable Employees absent from employment on the Closing Date due to sick leave, short- or long-term disability or workers’ compensation. The Seller shall promptly inform Buyer, but in any event within five (5) Business Days, of any workers’ compensation claim that is made between the Effective Date and the Closing Date.

(iii) 401(k) Plan. The accounts under the Aqua America, Inc. 401(k) Plan (the “Aqua 401(k) Plan”) of the Applicable Employees or of former employees of the Company or Subsidiaries or of alternate payees or beneficiaries of such Applicable Employees or former employees shall be retained in the Aqua 401(k) Plan and each such Applicable Employee, former employee, alternate payee and beneficiary shall be entitled to a distribution from the Aqua 401(k) Plan after the Closing Date to the extent permitted by the Aqua 401(k) Plan and applicable Law.
(iv) Retiree Welfare Plan.
(A) NYWSC as sponsor of the New York Water Service Corporation Post Retirement Healthcare Plan (the “NYWSC Retiree Welfare Plan”) shall continue to sponsor and maintain the NYWSC Retiree Welfare Plan and shall continue to be liable on and after the Closing Date for post-retirement benefits to be provided thereunder for employees of NYWSC covered by collective bargaining agreements on and after the Closing Date. Notwithstanding any provision of this Agreement, the NYWSC Retiree Welfare Plan or any provision of any applicable collective bargaining agreement, the Seller shall be liable on and after the Closing Date for the post-retirement benefits of those persons who are retirees of NYWSC and covered by the NYWSC Retiree Welfare Plan on the Closing Date. On the Closing Date or within one hundred twenty (120) days thereafter, the Buyer shall cause to be transferred, or shall cause NYWSC to cause to be transferred, in cash from the trust maintained pursuant to Section 501(c)(9) of the Code (the “NYWSC VEBA”) to the VEBA which funds the Retiree Medical and Life Insurance Plan for Consumers Water Employees (the “Consumers VEBA”), the “Allocable VEBA Assets”. The Allocable VEBA Assets shall equal the Accumulated Post-Retirement Benefit Obligation (the “APBO”) for the retirees of NYWSC covered by the NYWSC Retiree Welfare Plan on the Closing Date as a percentage of the APBO for the entire NYWSC Retiree Welfare Plan multiplied by the total aggregate fair market value of the NYWSC VEBA as of the last day of the month prior to the Closing Date, adjusted for interest at LIBOR and benefit payments and contributions through the Closing Date. The APBO for purposes of the calculation shall be the APBO calculated as of the most recent fiscal year end. The total aggregate fair market value of the NYWSC VEBA shall be further adjusted to include any assets transferred from the NYWSC VEBA, or exclude any assets transferred to the NYWSC VEBA, between fiscal year end and the Closing Date for purposes of a transaction separate from this Agreement. The Allocable VEBA Assets will be calculated as of the Closing Date by actuaries who were the actuaries for the NYWSC Retiree Welfare Plan on the day prior to the Closing Date. The Buyer agrees that for a period of two years following the Closing Date, NYWSC, the Buyer and any affiliate of the Buyer shall not hire a former employee of NYWSC who retired as an eligible retiree for purposes of the NYWSC Retiree Welfare Plan after the date of this Agreement and prior to the Closing Date. In the event such retiree is hired by NYWSC, the Buyer or any affiliate of Buyer during such two year period following the Closing Date, the Buyer shall pay the Seller $100,000 for each such retiree hired.

(B) The liability for post-retirement benefits with respect to retirees of NYWSC on the Closing Date who retired after January 1, 2007 and who were not covered by a collective bargaining agreement prior to termination of employment with NYWSC (the “NYWSC Post-2006 Non-Represented Retirees”) and with respect to employees of NYWSC on the Closing Date who are not covered by a collective bargaining agreement (the “NYWSC Non-Represented Employees”) shall remain with the Retiree Medical Plan for Non-Represented Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc. (the “Aqua Retiree Medical Plan”). The Buyer agrees that for a period of two years following the Closing Date, NYWSC, the Buyer and any affiliate of the Buyer shall not hire a former employee of NYWSC who retired as an eligible retiree for purposes of the Aqua Retiree Welfare Plan after the date of this Agreement and prior to the Closing Date. In the event such retiree is hired by NYWSC, the Buyer or any affiliate of Buyer during such two year period following the Closing Date, the Buyer shall pay the Seller $100,000 for each such retiree hired. The Seller agrees to use the retained assets under the VEBA which funds the Aqua Retiree Medical Plan allocable to the NYWSC Non-Represented Employees, which shall be determined in the same manner as provided under (A) above, only for retiree medical benefits for employees and retirees of NYWSC.
(C) The liability with respect to retirees of Sea Cliff on the Closing Date (the “Sea Cliff Retirees”) and employees of Sea Cliff on the Closing Date (the “Sea Cliff Employees”) shall remain with the Retiree Medical and Life Insurance Plan for Consumers Water Employees (the “Consumers Retiree Welfare Plan”). The Buyer agrees that for a period of two years following the Closing Date, Sea Cliff, the Buyer and any affiliate of the Buyer shall not hire a former employee of Sea Cliff who retired as an eligible retiree for purposes of the Consumers Retiree Welfare Plan after the date of this Agreement and prior to the Closing Date. In the event such retiree is hired by Sea Cliff, the Buyer or any affiliate of Buyer during such two year period following the Closing Date, the Buyer shall pay the Seller $100,000 for each such retiree hired. The Seller agrees to use the retained assets under the VEBA which funds the Consumers Retiree Welfare Plan allocable to the Sea Cliff Employees, which shall be determined in the same manner as provided under (A) above, only for retiree medical benefits for employees and retirees of Sea Cliff.
(D) Neither the foregoing nor any other provision of the Agreement is intended to, and shall not, limit or restrict the right of the Seller or any affiliate of the Seller sponsoring a plan providing for retiree medical coverage to amend such plan with respect to the benefits provided thereunder or to terminate such plan except as may otherwise be required by any applicable collective bargaining agreement.
(v) Cooperation. Following the Effective Date, the Seller and the Buyer shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.5, including exchanging information and data relating to employee benefits, unless such exchange of information and data would violate applicable Law.
5.6 Release of Support Obligations.
(a) The Buyer recognizes that the Seller and its Affiliates have provided guarantees or other credit support to the Company and/or one of the Subsidiaries, all of which that are outstanding as of the Effective Date are set forth on Section 5.6 of the Disclosure Schedule (such support obligations contained in Section 5.6 of the Disclosure Schedule, as modified or replaced from time to time in the Ordinary Course of Business, are hereinafter referred to as “Support Obligations”).

(b) Prior to the Closing, the Buyer and the Seller shall cooperate, and each shall use its commercially reasonable efforts to, effect the full and unconditional release, effective as of the Closing Date, of the Seller and its Affiliates (other than the Company or the Subsidiaries) from all Support Obligations, and in the case of the Buyer, by (among other things):
(i) furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;
(ii) instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms reasonably acceptable to the counterparty of such existing escrow arrangement;
(iii) furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a credit rating at least equal to “investment grade” and containing terms and conditions that are substantially similar to the terms and conditions of such existing guaranty;
(iv) posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially similar to the terms and conditions of such existing surety or performance bond; or
(v) replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.
(c) The Buyer shall cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash to the Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 5.6(b)(ii), and (ii) terminate, surrender and redeliver to the Seller, one of its Affiliates or the Seller Designee each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.
(d) If the Buyer and the Seller are not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Seller and its Affiliates (other than the Company and the Subsidiaries) from any Support Obligations by the Closing Date (each such unreleased Support Obligation, until such time as such Support Obligation is released in accordance with Section 5.6(d)(i), a “Continuing Support Obligation”), then:
(i) from and after the Closing Date, the Buyer and the Seller shall continue to cooperate, and each shall continue to use its commercially reasonable efforts, to obtain promptly the full and unconditional release of the Seller and its Affiliates from each Continuing Support Obligation;
(ii) the Buyer shall indemnify the Seller and its Affiliates from and against any Liabilities, losses and reasonable costs or expenses incurred by the Seller and its Affiliates from and after the Closing Date in connection with each Continuing Support Obligation (including any demand or draw upon, or withdrawal from, any Continuing Support Obligation); and

(iii) the Buyer shall not, and shall cause its Affiliates, including in all events the Company and the Subsidiaries, not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the Liability of the Seller or any of its Affiliates under any Continuing Support Obligation, without the Seller’s prior written consent, which, subject to the application of the provisions of this Section 5.6(d) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.
5.7 Certain Balance Sheet Matters. On or prior to the Closing Date, the Seller shall:
(a) cause all Intercompany Debt to be settled or cancelled; and
(b) take all necessary actions such that any IT assets or other assets on the books of the Company or any of the Subsidiaries that are held by the Seller or any of its Affiliates (other than the Company or any one of the Subsidiaries) shall not be set forth on the balance sheet of the Company as of the Closing Date consistent with the adjustments to the balance sheet of the Company with respect to such assets as reflected in Exhibit A.
5.8 Termination of Certain Services and Contracts; Transition Services Agreement.
(a) Except as contemplated by this Agreement or as set forth on Section 5.8(a) of the Disclosure Schedule, prior to the Closing, the Seller shall take such actions as may be necessary to terminate, sever, or assign to the Seller (in each case with appropriate mutual releases) effective upon or prior the Closing, all Contracts and services between the Company or any of the Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company or the Subsidiaries), on the other hand, including the termination or severance of Tax services, treasury and finance services, legal services and banking services (to include the severance of any centralized clearance accounts) (collectively such Contracts, the “Terminated Contracts”). On and after the Closing Date, none of the Buyer, the Company, the Subsidiaries or any of their Affiliates shall have any obligations or Liabilities arising out of or pursuant to any Terminated Contract. This Section 5.8(a) shall not apply to Intercompany Debt, which is addressed in Section 5.7(a).
(b) If, following the activities of the transition team pursuant to Section 5.10, the Buyer reasonably determines that transition services will be required after the Closing, the Parties will agree upon a list of reasonable transition services to be provided by the Seller to the Buyer, the Company and the Subsidiaries, which services shall be provided at reasonable rates (which rates shall not exceed 100% of the Seller’s, or its Affiliate’s, cost of providing such services) as allocated in accordance with the methodologies used for such allocations by the Seller and its Affiliates in accordance with past practice, and in accordance with the terms and conditions to be set forth in a Transition Services Agreement (such agreement, the “Transition Services Agreement”), the form and substance of which shall be reasonably satisfactory to the Buyer and the Seller. The Parties shall cooperate in good faith during the period between the Effective Date and the Closing Date in order to minimize, to the extent possible, the period of time following the Closing Date that the Buyer, the Company and the Subsidiaries will require services to be provided under the Transition Services Agreement.

5.9 No Solicitations. None of the Seller, the Company or the Subsidiaries will not take, nor will they permit any of their Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Seller, the Company or any of their Affiliates) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage, facilitate, accept, or approve, or enter into (i) any Contract with any Person or group (other than the Buyer and its Affiliates), or (ii) any submission of, or any offer, inquiry or proposal from, any Person (A) to participate in any negotiations with or to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, the sale of the Company, any of the Subsidiaries or their respective assets or the Business (or any part thereof) to any Person other than the Buyer or its Affiliates, or (B) to furnish or cause to be furnished any information with respect to the Company, any of the Subsidiaries or the Business to any Person who the Seller or any of its Affiliates (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any acquisition of all or any part of the Company, any of the Subsidiaries, or their respective assets or the Business. The Seller shall immediately cease, and shall cause the Company and each of the Subsidiaries to immediately cease, any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing. In addition, none of the Seller, the Company or any of the Subsidiaries will, and will not permit their respective Representatives, investment bankers, agents and Affiliates of any of the foregoing to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any proposal for the acquisition of all or any part of the Company, any of the Subsidiaries or their respective assets or the Business made by any Person or group (other than the Buyer or its Affiliates). If the Seller or any of its Affiliates (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, the Seller shall (i) promptly advise such Person, by written notice, of the terms of this Section 5.9, and (ii) promptly, orally and in writing, advise the Buyer of such offer, inquiry or request and deliver a copy of such notice to the Buyer.
5.10 Transition Team. Within fifteen (15) days after the Effective Date, the Seller shall deliver to the Buyer a list of its proposed Representatives to be appointed to a joint transition team. The Buyer will appoint its Representatives to such team within fifteen (15) days after receipt of the Seller’s list. Such joint transition team will be responsible for preparing, as soon as reasonably practicable after the Effective Date, and timely implementing, a transition plan that will identify and describe substantially all of the various transition activities that the Parties will cause to occur before the Closing, specifically including the extraction of the Data from the Seller’s systems. In addition, the Seller shall keep the joint transition team updated on material matters relating to the operation of the Business. If the Closing does not occur prior to January 1, 2012, then the joint transition team shall develop, subject to the reasonable approval of the Buyer and the Seller, a capital expenditure plan for the Business for the 2012 calendar year; provided, that if the Buyer and the Seller cannot agree on such 2012 capital expenditure plan, then the capital expenditure plan for 2011 attached hereto as Exhibit B shall remain in place subject to revisions and increases thereto required or necessary in the Ordinary Course of Business.
5.11 Non-Solicitation of Employees and Suppliers. For a period of three (3) years following the Closing Date, none of the Seller, its subsidiaries, or any of their respective officers, employees or agents (collectively, the “Restricted Parties”) shall, directly or indirectly, (a) solicit for employment, or hire, any employee of the Company or any of the Subsidiaries; provided that this Section 5.11 shall not apply to any general solicitations of employment by the Seller or its Affiliates or (b) induce or attempt to induce any supplier, consultant, contractor, licensee or other business relation of the Company or any of the Subsidiaries to cease doing business with the Company or any of the Subsidiaries, or in any way interfere with the business relationship between any such Person and the Company or any of the Subsidiaries. The Seller agrees and acknowledges that (i) the covenants set forth in this Section 5.11 are reasonably limited in time and in all other respects, (ii) the covenants set forth in this Section 5.11 are reasonably necessary for the protection of the Buyer, (iii) the Buyer would not have entered into this Agreement but for the covenants of the Seller contained herein, and (iv) the covenants contained herein have been made in order to induce the Buyer to enter into this Agreement. The Seller recognizes and affirms that in the event of its breach of any provision of this Section 5.11, money damages would be inadequate and the Buyer, the Company and the Subsidiaries would have no adequate remedy at Law. Accordingly, the Seller agrees that in the event of a breach or a threatened breach by any Restricted Party of any of the provisions of this Section 5.11, the Buyer, the Company and the Subsidiaries in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of Law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

5.12 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the assets of the Company or any of the Subsidiaries, from any cause whatsoever shall be borne by the Seller at all times prior to the Closing, and by the Buyer at all times thereafter. If any such loss, damage, impairment, confiscation or condemnation occurs, the Company or the applicable Subsidiary shall apply the proceeds of any insurance policy, judgment or award with respect thereto to repair, replace or restore the assets as soon as possible to their prior condition; provided, however, anything contained in this Agreement to the contrary notwithstanding, none of the Seller, the Company or any of the Subsidiaries shall be obligated to expend sums in excess of the proceeds of any insurance policy (plus the amount of any applicable deductible thereunder), judgment or award with respect to any loss, damage, impairment, confiscation or condemnation of any of the assets of the Company or any of the Subsidiaries, in order to repair, replace or restore such assets to their prior condition. The provisions of this Section 5.12 shall apply in the event (a “Casualty Event”) of any damage or destruction to the assets of the Company or any of the Subsidiaries which would result in the nonoccurrence of a condition precedent to the Buyer’s obligation to consummate the transactions contemplated hereby. If a Casualty Event shall occur, the Buyer, at its option, may proceed to close pursuant to this Agreement on the Closing Date, in which event the Seller shall pay or assign to the Buyer the proceeds from any insurance policies covering assets of the Company or any of the Subsidiaries subject to the Casualty Event to the extent such proceeds are received by or payable to the Seller and have not been used in or committed to the restoration or replacement of assets of the Company or any Subsidiary as applicable, subject to the Casualty Event as of the Closing Date.
5.13 Capital Expenditure Plan. Between the Effective Date and the Closing Date, the Company shall, and the Seller will cause the Company and each of the Subsidiaries to, make the capital expenditures listed on Exhibit B, totaling in the aggregate the amount set forth on Exhibit B, unless the Seller and the Buyer agree otherwise in writing.
5.14 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time following the Closing Date, at either Party’s request (and at the expense of the requesting Party but without further consideration), the other Party shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to fully consummate the transactions contemplated by this Agreement.
5.15 Insurance. To the extent that the Company or any of the Subsidiaries were insured under insurance policies of the Seller prior to the Closing Date as named insureds or otherwise, following the Closing, (a) the Seller shall maintain or cause to be maintained in full force and effect such insurance policies throughout the period between the Effective Date and the Closing Date and shall thereafter refrain from electing to terminate any such insurance policy prior to the expiration of its stated term, (b) the Buyer may, or at the Buyer’s written request the Seller shall, make claims under such policies with respect to occurrences, events, conditions, or circumstances relating to the Company, any of the Subsidiaries or their respective assets that occurred or existed prior to the Closing Date, and (c) if the Seller receives any amounts under any such insurance policy with respect to any occurrence, event, condition, or circumstance relating to the Company, any of the Subsidiaries or their respective assets that occurred or existed prior to the Closing Date, the Seller shall promptly forward such amounts to the Buyer (net of reasonable costs of recovery of the Seller or its Affiliates). The Seller does not represent, warrant or covenant that (i) such insurance policies will provide coverage for any claims reported after the Closing Date that the Buyer may elect to make, or (ii) issuers of such policies will not wrongfully refuse to honor any such claims. The Seller shall provide reasonable assistance to the Buyer in connection with the tendering of such claims to the applicable insurers under such insurance policies. The Seller shall remit any recoveries with respect to any claims asserted by the Buyer under any such insurance policies (net of reasonable costs of recovery of the Seller or its Affiliates) to the Buyer. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable insurance policies shall govern. For a period of four (4) years from the Closing Date, the Seller shall not enter into any endorsement or amendment of any such insurance policy that would be adverse, in any material respect, only to the Company, the Subsidiaries and their respective assets and not the Seller’s remaining assets and Affiliates with respect to occurrences prior to and including the Closing Date.
5.16 Eminent Domain Proceedings.
(a) If, prior to the Closing Date, any Governmental Authority, including the Water Authority of Southeastern Nassau County, initiates a condemnation or eminent domain proceeding against all or a material portion of any real or personal property of the Company or any Subsidiary (including without limitation the Owned Real Estate) by conducting a public hearing in accordance with the New York State Eminent Domain Procedure Law (the “EDPL”), N.Y. Em. Dom. Proc. Law, § 101 et seq. (McKinney 2010) or otherwise in accordance with applicable Law then in effect (a “Condemnation Proceeding”), the Seller shall promptly notify the Buyer and shall provide the Buyer with all information concerning such public hearing and any subsequent Condemnation Proceedings. The Buyer shall then, at its sole option, either: (i) terminate this Agreement by providing written notice to the Seller within twenty (20) days of receipt of the notice from the Seller; or (ii) proceed to the Closing as provided herein, in which case, any right of the Seller to receive an award in condemnation or transfer resulting from negotiations pursuant to the commenced public hearing or such subsequent Condemnation Proceeding shall be assigned by the Seller to the Buyer at the Closing, subject to the provisions of Section 5.16(c).
(b) If the Buyer does not terminate this Agreement pursuant to Section 5.16(a) and Section 8.1(d), the Seller, the Company or the applicable Subsidiary shall: (i) not adjust or settle any Condemnation Proceedings without the prior written consent of the Buyer, which approval may be withheld by the Buyer in its sole and absolute discretion; (ii) keep the Buyer fully advised as to the status of the Condemnation Proceedings; and (iii) allow the Buyer to participate in all Condemnation Proceedings.
(c) If (i) a Condemnation Proceeding is initiated at any time during the period between the Effective Date and the date that is three (3) months following the Closing Date, and (ii) an award is rendered pursuant thereto at any time during the two (2) year period following the Closing Date either (A) pursuant to an agreement or stipulation between the Company or any Subsidiary and such Governmental Authority for the acquisition of such any real or personal property of the Company or the applicable Subsidiary (including without limitation the Owned Real Estate), pursuant to Section 304 of the EDPL, or other applicable Law then in effect or (B) after the entry of an order of the appropriate judgment by a court with competent jurisdiction over the Condemnation Proceeding pursuant to Sections 512 and 513 of the EDPL, or other applicable Law then in effect, then the Buyer and the Seller shall share equally the amount of such award that is in excess of: (i) the final Purchase Price, as adjusted pursuant to Article II, plus (ii) any and all expenses incurred by the Company or the applicable Subsidiary in connection with or related to the Condemnation Proceeding, plus (iii) any and all expenses incurred by the Buyer in connection with or related to the transactions contemplated by this Agreement, plus (iv) the aggregate amount of capital expenditures made by the Company or the applicable Subsidiary during the period between the Closing Date and the date that such award in condemnation is rendered, less (v) the aggregate amount of depreciation accrued by the Company or the applicable Subsidiary during the period between the Closing Date and the date that such award in condemnation is rendered.

5.17 Disclosure Schedule Updates. Not less than five (5) Business Days prior to the Closing Date, the Seller and the Company may (but shall not have the obligation to) deliver a written update to any of their Disclosure Schedules (the “Disclosure Schedule Supplement”) and, subject to the proviso at the end of this sentence, such Disclosure Schedule Supplement shall amend and supplement the Disclosure Schedules such that the information contained in the Disclosure Schedule Supplement shall be deemed included in the Disclosure Schedules for all purposes hereunder, including with respect to the satisfaction of the conditions to Closing contained herein and the Buyer’s right to seek indemnification under Article IX; provided, that (i) such written update was not required to make the representations and warranties set forth in Article III true and correct in all material respects as of the Effective Date and (ii) such written update is required as a result of (A) events which occurred following the Effective Date, or (B) events which occurred prior to the Effective Date but which the Company did not have Knowledge of as of the Effective Date. Notwithstanding the foregoing, if the Buyer objects to the Disclosure Schedule Supplement, the sole remedy of the Buyer shall be to terminate immediately this Agreement pursuant to Section 8.1(d); provided, however, that such termination right shall only be available if the matters disclosed for the first time in the Disclosure Schedule Supplement would prevent the condition to Closing set forth in Section 6.1(a) from being satisfied.
5.18 Rate Case Cooperation. The Parties agree to cooperate on and use commercially reasonable efforts to pursue the next rate case filed by the Company or any of the Subsidiaries after the Effective Date, including consultation regarding rate case information, preparation of rate case schedules, and responses to the interrogatories in connection therewith.
ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) the representations and warranties set forth in Section 3.1 and Section 3.2 which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date and the representations and warranties set forth in Section 3.1 and Section 3.2 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date (except for representations and warranties that speak of a specific date or time other than the Closing Date which shall be true and correct as of such specified date to the extent set forth above);
(b) the Company, each of the Subsidiaries and the Seller shall have performed and complied in all material respects with all of their respective covenants hereunder through the Closing Date;
(c) there shall not have occurred from December 31, 2010 to the Closing Date any event or development that has had or is reasonably expected to have a Material Adverse Effect;
(d) any PUC listed on Section 2.5(a)(ix) of the Disclosure Schedule shall have approved the transactions contemplated hereby, if required by applicable Law, by Final Order; provided, however, that (i) if both the Buyer and the Seller waive the condition of such PUC approval by Final Order, the Parties shall consider the PUC approval without Final Order sufficient to proceed to the Closing according to the other terms of this Agreement and (ii) no Final Order shall impose terms or conditions that would reasonably be expected to have a Material Adverse Effect (after giving effect to the purchase of the Stock by the Buyer); and

(e) the Seller shall have delivered, or caused to be delivered, all items required to be delivered in accordance with Section 2.5(a).
6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) the representations and warranties set forth in Section 4.1 above which are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date and the representations and warranties set forth in Section 4.1 which are qualified by materiality shall be true and correct in all respects at and as of the Closing Date (except for representations or warranties that speak of a specific date or time other than the Closing Date which shall be true and correct as of such specified date to the extent set forth above);
(b) the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing Date;
(c) any PUC listed on Section 2.5(a)(ix) of the Disclosure Schedule shall have approved the transactions contemplated hereby, if required by applicable Law, by Final Order; provided, however, that (i) if both the Buyer and the Seller waive the condition of such PUC approval by Final Order, the Parties shall consider the PUC approval without Final Order sufficient to proceed to the Closing according to the other terms of this Agreement and (ii) no Final Order shall impose terms or conditions that would reasonably be expected to be materially adverse to the Seller or its Affiliates, other than the Company or the Subsidiaries (after giving effect to the purchase of the Stock by the Buyer); and
(d) the Buyer shall have delivered, or caused to be delivered, all items required to be delivered in accordance with Section 2.5(b).
6.3 Conditions to Obligations of All Parties. The obligations of all Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) no Legal Proceeding shall be pending before any Governmental Authority (other than a PUC) which would reasonably be expected to result in any order of such Governmental Authority (nor shall there be any such order in effect) which would (i) prevent or inhibit the consummation of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of the Buyer to own the Stock of the Company and to control the Company and, indirectly, the Subsidiaries, or (iv) adversely affect the right of each of the Company and the Subsidiaries to own a material portion of its assets and to operate the Business in any material respect;
(b) the applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and
(c) all of the conditions to closing under the Ohio Purchase Agreement shall have been satisfied or waived, other than any condition requiring the conditions to Closing hereunder having been satisfied or waived.

6.4 Waiver of Conditions. Notwithstanding anything to the contrary set forth herein, (a) if any of the conditions set forth in Sections 6.1 or 6.3 shall not have been satisfied, the Buyer shall have the right to proceed with the Closing, in which case the Buyer shall be deemed to have waived for all purposes any rights or remedies it may have had under this Agreement or otherwise by reason of the failure of any such condition, and (b) if any of the conditions set forth in Sections 6.2 or 6.3 shall not have been satisfied, the Seller shall have the right to proceed with the Closing, in which case the Seller shall be deemed to have waived for all purposes any rights or remedies it may have had under this Agreement or otherwise by reason of the failure of any such condition.
ARTICLE VII
TAX MATTERS
7.1 Tax Matters.
(a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by the income or receipts of the Company or the Subsidiaries for the Pre-Closing Tax Period shall be determined based on the interim closing of the books as of the close of business on the Closing Date. The amount of other Taxes of the Company or the Subsidiaries for a Straddle Period that relates to a Pre-Closing Tax Period shall be deemed to be the amount of Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(b) Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns and pay or cause to be paid all Taxes that are shown as due and owing on such Tax Returns for the Company or the Subsidiaries, as applicable, for all Pre-Closing Tax Periods but that are filed after the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries that are filed for taxable periods ending after the Closing Date. The Buyer shall permit the Seller to review and approve each Tax Return which covers a Straddle Period and shall make such revisions to such Tax Returns as are reasonably requested by the Seller, to the extent such revisions relate to any Pre-Closing Tax Period.
(c) Refunds and Tax Benefits.
(i) Any refunds of Tax that are received by the Buyer, the Company or any of the Subsidiaries after the Closing that relate to any taxable periods or portions thereof ending on or before the Closing Date (or, to the extent applicable, to a Pre-Closing Tax Period or to any Straddle Period) shall be for the account of the Seller, and the Buyer shall pay over to the Seller (and shall not have the right to set off such amount against any Losses for which the Seller is obligated to indemnify the Buyer pursuant to Article IX herein) any such refund within fifteen (15) days after receipt. To the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Governmental Authority to the Buyer, the Company or any of the Subsidiaries of any amount accrued on the consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date, the Buyer shall pay such amount to the Seller within fifteen (15) days after receipt of such amount.

(ii) If the Company or any of the Subsidiaries are entitled to any refund of Taxes relating to a taxable period ending prior to or ending on the Closing Date for the Tax refund case titled New York Water Service Corporation v. Town of Hempstead, et al. (Index No. 07-007208, Supreme Court of New York, County of Nassau), which is listed on Section 3.2(j) of the Disclosure Schedule, then the proceeds from such refund received after the Closing Date shall be distributed as follows: (A) first, to the payment of all legal expenses incurred in the representation of the Company or any of the Subsidiaries in the applicable Tax refund case, in each case as authorized by the NYSPSC; (B) second, to the Company’s or any of the Subsidiaries’ ratepayers, as the case may be, in each case as authorized by the NYSPSC; (C) third, if applicable, to the respective predecessor shareholder of the respective Subsidiary, as the case may be, in compliance with existing contractual requirements with such predecessor shareholder; and (D) fourth, fifty percent (50%) to the Seller and fifty percent (50%) to the Company or the respective Subsidiary, as the case may be.
(iii) Notwithstanding anything to the contrary herein, if any of the Subsidiaries are entitled to any refund of Taxes relating to a taxable period ending prior to or ending on the Closing Date (other than the Tax refund case listed in Section 7.1(c)(ii) above), then the proceeds from such refund shall be distributed to the respective predecessor shareholder of the respective Subsidiary, as the case may be, in compliance with existing contractual requirements with such predecessor shareholder pursuant to those certain Stock Purchase Agreements listed on Sections 3.2(j), 3.2(m), and 3.2(n) of the Disclosure Schedule.
(d) Tax-Sharing Agreements. All tax-sharing agreements by and between the Seller, the Company, any of the Subsidiaries, or any affiliates of the foregoing shall be terminated as of the Closing Date and, after the Closing Date, none of the Company or any of the Subsidiaries shall be bound thereby or have any Liability thereunder.
(e) Transfer Taxes. The Buyer and the Seller shall each pay fifty percent (50%) of all transfer or gains Tax (specifically excluding any capital gains Tax), intangibles Tax, stamp Tax, registration Tax, use Tax or other similar Tax imposed on the Company, any of the Subsidiaries or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), including any penalties or interest or other fees and charges with respect to Transfer Taxes.
(f) Cooperation. The Seller, the Company, and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit or other Legal Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. The Company, the Seller, and the Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Seller, as the case may be, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records. The Buyer and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereunder). Unless required by applicable Law, or as necessary to correct any errors in prior Tax Returns, the Buyer shall not amend any Tax Returns that relate to the Pre-Closing Tax Period without the Seller’s prior written consent. In addition to the foregoing, the Buyer shall not, and shall cause its Affiliates (including the Company and the Subsidiaries after the Closing Date) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Pre-Closing Tax Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by either the Buyer or the Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred twelve (12) months after the Effective Date (the “Outside Date”) (provided, that if on the Outside Date one or more of the conditions to Closing set forth in Section 6.1(d), Section 6.2(c), and Section 6.3(b) have not been fulfilled and such conditions are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VI have been fulfilled or are capable of being fulfilled, then, at the option of either the Buyer or the Seller (which shall be exercised by written notice on or before the Outside Date), the twelve (12) month period shall be fifteen (15) months);
(b) by the Buyer if (i) the Seller shall have breached any of its covenants or agreements contained in this Agreement to be complied with by the Seller such that the closing condition set forth in Section 6.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller or the Company contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by the Seller within thirty (30) Business Days after the Seller receives written notice of such breach from the Buyer; provided that the Buyer is not then in breach in any material respect with any of its covenants or agreements under this Agreement;
(c) by the Seller if (i) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 6.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by the Buyer within thirty (30) Business Days after the Buyer receives written notice of such breach from the Seller; provided that the Seller is not then in breach in any material respect with any of its covenants or agreements under this Agreement;
(d) by the Buyer in accordance with Section 5.16(a) hereof;
(e) by the Buyer in accordance with Section 5.17 hereof; or
(f) at any time prior to the Closing Date by mutual written agreement of the Buyer and the Seller.
8.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party to any other Party, Affiliates, directors or officers under this Agreement, except that (i) the provisions of this Section 8.2 and Article X shall continue in full force and effect and (ii) nothing herein shall relieve any Party from Liability for any breach of this Agreement prior to such termination.

ARTICLE IX
INDEMNIFICATION
9.1 Seller Indemnification. Subject to the limitations set forth in this Article IX, and without duplication, the Seller shall indemnify and hold harmless the Buyer and each of its directors, officers and Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses suffered or incurred by such Buyer Indemnified Party arising from:
(a) any breach or default in performance by the Seller or the Company of any covenant or agreement of the Seller or the Company contained in this Agreement;
(b) any breach of, or any inaccuracy in, any representation or warranty made by the Seller or the Company in this Agreement or in any Ancillary Agreement executed and delivered pursuant to this Agreement;
(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments with respect to the transactions contemplated by this Agreement based upon any agreement or understanding alleged to have been made by any such Person with the Seller, the Company or any Subsidiary (or any Person acting on their behalf);
(d) any Taxes of the Seller, the Company or the Subsidiaries that are in excess of the reserve for Taxes set forth on the balance sheet of the Company as of the Closing Date and taken into account in the calculation of Closing Date Shareholder’s Equity to the extent attributable to any Pre-Closing Period;
(e) any Indebtedness of the Company or any of the Subsidiaries not satisfied in full prior to or at the Closing to the extent not taken into account in the calculation of Closing Date Shareholder’s Equity or the Estimated Payment; and
(f) any Intercompany Debt not satisfied or terminated in full prior to or at the Closing.
9.2 Buyer Indemnification. Subject to the limitations set forth in this Article IX, and without duplication, the Buyer shall indemnify and hold harmless the Seller and each of its directors, officers and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by such Seller Indemnified Party arising from:
(a) any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement that is to be performed at or prior to the Closing Date; and
(b) any breach of, or any inaccuracy in, any representation or warranty made by the Buyer in this Agreement or in any Ancillary Agreement executed and delivered pursuant to this Agreement.

9.3 Survival of Representations and Warranties and Pre-Closing Covenants. The covenants, representations and warranties that are covered by the indemnification obligations under Article IX shall (a) survive the Closing and (b) shall expire on the date that is twenty-four (24) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Section 3.2(j) (Tax Matters) and Section 3.2(p) (Employee Benefit Plans) shall expire on the sixtieth (60th) day following the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Section 3.2(u) (Environmental) shall expire on the date that is seven (7) years after the Closing Date, (iii) the representations and warranties contained in Section 3.1(a) (Ownership), Section 3.1(b) (Organization and Authorization), Section 3.2(a) (Organization, Qualification and Authority), Section 3.2(b) (Authorization of Transaction), and Section 3.2(d) (Capitalization) shall survive the Closing indefinitely, and (iv) if a Buyer Indemnified Party or Seller Indemnified Party, as applicable, delivers to the other party, before expiration of a representation or warranty, a notice of any claim for indemnification under this Article IX based upon a breach of such representation or warranty (a “Claim Notice”), then the applicable representation or warranty shall survive until, and only for purposes of, the resolution of the matter covered by such Claim Notice.
9.4 Limitations.
(a) Notwithstanding anything to the contrary in this Agreement, (i) after the Closing, the aggregate Liability of the Seller to the Buyer Indemnified Parties for Losses covered under Section 9.1 shall be limited to $3,795,390 (i.e., 9% of the Purchase Price) and (ii) no indemnification shall be available to the Buyer Indemnified Parties for Losses covered under Section 9.1 unless and until the aggregate Losses for which indemnification would otherwise be available under Section 9.1 exceed $210,855 (i.e., 0.50% of the Purchase Price), at which point indemnification shall be available to the Buyer Indemnified Parties for the aggregate Losses under Section 9.1 relating back to the first dollar; provided, however that (A) the limitations of clause (ii) above shall not apply to claims for indemnification in respect of any breach of a representation or warranty contained in Section 3.1(a) (Ownership), Section 3.1(b) (Organization and Authorization), Section 3.1(f) (Brokers), Section 3.2(a) (Organization, Qualification and Authority), Section 3.2(b) (Authorization of Transaction), Section 3.2(d) (Capitalization), Section 3.2(j) (Tax Matters) or Section 3.2(s) (Brokers) of this Agreement, and (B) the limitations of clause (i) above shall not apply to claims for indemnification in respect of any breach of a representation or warranty contained in Section 3.1(a) (Ownership), Section 3.1(b) (Organization and Authorization), Section 3.2(a) (Organization, Qualification and Authority), Section 3.2(b) (Authorization of Transaction), or Section 3.2(d) (Capitalization) of this Agreement, provided that the aggregate Liability of the Seller to the Buyer Indemnified Parties for Losses for breaches of the representations and warranties contained in the sections listed in this clause (B) shall not exceed the Purchase Price.
(b) No Party shall be entitled to indemnification under this Article IX with respect to (i) incidental damages, special damages, exemplary damages, consequential damages (including consequential damages consisting of or based on any multiple of profits or earnings, or diminution in value or lost profits), or punitive damages (other than such incidental, special, exemplary, consequential or punitive damages recoverable by a third party pursuant to a Third Party Claim) or (ii) any matter which is included or taken into account in the calculation of Closing Date Shareholder’s Equity or the Closing Adjustment as finally determined pursuant to Section 2.3.
(c) Notwithstanding anything to the contrary herein, the amount of any Losses for the purposes of determining amounts recoverable under this Article IX shall be reduced by any amounts actually recovered by the Seller Indemnified Party or the Buyer Indemnified Party, as applicable, in respect of such Losses under insurance policies, or in any condemnation, confiscation or similar proceeding (net of out-of-pocket costs of collection).

(d) Except as otherwise expressly provided for herein, after the Closing, the rights of the Buyer Indemnified Parties and Seller Indemnified Parties under this Article IX shall be the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties with respect to any and all disputes or Legal Proceedings arising out of or related to this Agreement or the transactions contemplated thereby; provided, however, that nothing contained in this Section 9.4(d) will limit, in any way, any rights a Party may have to (i) bring a claim or action grounded in actual fraud or willful misrepresentation, (ii) seek specific performance in accordance with Section 10.2, or (iii) a Closing Adjustment in accordance with Section 2.3. As of the Closing, each Party waives against the other, and the Company and the Buyer Indemnified Parties each waive against the Seller, any statutory rights, including, but not limited to, any private right of action for contribution or cost recovery, which such Party, the Company or the Buyer Indemnified Party then has or may thereafter have under any Environmental Laws. In furtherance of the foregoing, the waiver of any condition to the Closing based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, shall be deemed a waiver of the right to indemnification under this Article IX with respect to such representation or warranty, covenant, agreement or obligation.
(e) Any indemnification payments made pursuant to this Article IX shall be considered adjustments to the Purchase Price.
(f) Notwithstanding anything to the contrary herein, no Buyer Indemnified Party shall be entitled to indemnification for Losses (including through a claim of breach of representation) relating or attributable to (i) Tax Liabilities (A) for any period beginning after the Closing Date or any period beginning before the Closing Date to the extent attributable to the portion of such period after the Closing Date, (B) attributable to any actions taken by the Buyer, the Company, the Subsidiaries or their respective Affiliates after the Closing (including actions taken after the Closing but on the Closing Date), or (C) which are paid prior to the Closing, including through estimated Tax payments or other prepayments of Tax, or which are included in the calculation of Closing Date Shareholder’s Equity as finally determined pursuant to Section 2.3, or (ii) the amount, availability of, or limitations on any Tax attributes (including basis in assets, depreciation and amortization periods, depreciability and amortizability, net operating loss carryovers, and credit carryovers).
9.5 Indemnification Claims.
(a) Notice; Third-Party Claim. Promptly after the receipt by either a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (the “Indemnified Party”) of notice of the commencement of any Legal Proceeding, investigation or other claim against such Indemnified Party by a third party (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made for indemnification pursuant to this Article IX, give written notification to the Seller or the Buyer, as the case may be (the “Indemnifying Party”) of the commencement of such Third Party Claim. Such notification shall be given promptly upon receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall limit any Liability or obligation for indemnification pursuant to this Article IX except to the extent of any damage or Liability caused by or arising out of such delay or failure. Within fifteen (15) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Party not controlling the defense of a Third Party Claim (the “Non-Controlling Party”) may participate in such defense at its own expense. The Party controlling the defense of the Third Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The fees and expenses of counsel to the Controlling Party shall be considered Losses for purposes of this Agreement. The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Notice; Claim. In order to seek indemnification under this Article IX (other than in respect of Third Party Claims which shall be governed by subsection (a)), an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. Such Claim Notice shall be delivered by the Indemnified Party within thirty (30) days after the Indemnified Party receives notice of the claim and shall describe in reasonable detail the facts constituting the basis for such claim and the claim amount; provided that, no delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall limit any Liability or obligation for indemnification pursuant to this Article IX, except to the extent of any damage or Liability caused by or arising out of such delay or failure.
ARTICLE X
MISCELLANEOUS
10.1 Press Releases and Announcements. Prior to the Closing, no Party shall issue nor permit any of its managers, directors, officers, employees, agents, or Representatives to issue, any press release or public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto. Prior to and following the Closing, any Party may make any public disclosure required by Law or applicable rules or regulations of any stock exchange; provided, however, that, to the extent possible, the disclosing Party will provide the other Party with the proposed disclosure for review and comment with adequate time for such review prior to such disclosure.
10.2 Specific Performance. Each of the Parties acknowledges and agrees that (a) the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated; (b) accordingly, without posting bond or similar undertaking, the other Parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Legal Proceeding instituted in any court having jurisdiction over both the Parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity; and (c) in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at Law would be adequate.
10.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
10.4 Entire Agreement. This Agreement (including the Exhibits, Disclosure Schedules and other agreements and documents referred to herein) and the Non-Disclosure Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer may assign (a) its rights and obligations hereunder to any of its Affiliates (provided that no such assignment shall release the Buyer from its obligations hereunder), (b) as collateral security its rights pursuant hereto to any Person providing financing to the Buyer or any of its Affiliates, and (c) its rights and obligations hereunder to any subsequent purchaser of the Buyer, any such permitted transferee or a material portion of its or their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).
10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. It is the express intent of the Parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).
10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed properly given (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Buyer or the Company (after the Closing):	With copies to:

American Water Works Company, Inc.	Reed Smith LLP
1025 Laurel Oak Road	225 Fifth Avenue
Voorhees, New Jersey 08043	Pittsburgh, Pennsylvania 15222
Attention: Kellye Walker	Attention: Glenn R. Mahone
Facsimile: 856.346.8299	Facsimile: 412.288.3063

and

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania 19103
Attention: Brian C. Miner
Facsimile: 215.851.1420

If to the Seller or the Company (prior to the Closing):	With a copy to:

Aqua Utilities, Inc.	Fox Rothschild LLP
762 W. Lancaster Avenue	2000 Market Street, 20th Floor
Bryn Mawr, Pennsylvania 19010	Philadelphia, Pennsylvania 19103
Attention: General Counsel	Attention: Peter J. Tucci
Facsimile: 610.645.1061	Facsimile: 215.345.7507

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been properly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
10.9 CONSENT TO JURISDICTION. EACH OF THE BUYER, THE COMPANY, AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE BUYER, THE COMPANY, AND THE SELLER AGREE NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH OF THE BUYER, THE COMPANY, AND THE SELLER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
10.10 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH OF THE SELLER, THE COMPANY, AND THE BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANCILLARY AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION HEREWITH. THE SELLER AND THE COMPANY HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.
10.11 Amendments and Waivers. No amendment, supplement, variation or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by an authorized Representative of each of the Buyer, the Seller and the Company. No waiver by any Party of any provision in this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
10.13 Expenses. Each of the Parties will bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other Representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated; provided, however, that the Buyer and the Seller shall share equally the filing fees under the HSR Act.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

AMERICAN WATER WORKS COMPANY, INC.
By:	Jeffry Sterba
Name:
Title:

AQUA NEW YORK, INC.
By:	Nicholas DeBenedictis
	Name:	Nicholas DeBenedictis
	Title:	Chairman

AQUA UTILITIES, INC.
By:	Nicholas DeBenedictis
	Name:	Nicholas DeBenedictis
	Title:	Chairman
[Signature Page for Stock Purchase Agreement (New York)]

EXHIBIT A
DECEMBER 31, 2010 SHAREHOLDER’S EQUITY

EXHIBIT B
CAPITAL EXPENDITURE PLAN